As filed with the Securities and Exchange Commission on June 10, 2010
Registration No. 333-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1/A
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MICRO IMAGING TECHNOLOGY, INC.
(Exact name of Registrant as specified in its charter)

California (State or other jurisdiction of incorporation or organization)	6794 (Primary Standard Industrial Classification Code Number)	33-0056212 (I.R.S. Employer Identification Number)

970 Calle Amanecer, Suite F
San Clemente, California 92673
(949) 485-6001
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Michael Brennan
Chief Executive Officer
Micro Imaging Technology, Inc.
970 Calle Amanecer, Suite F
San Clemente, California 92673
(949) 485-6001
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Christopher H. Dieterich, Esq.
Dieterich & Mazarei, LP
11300 West Olympic Blvd., Suite 800
Los Angeles, California 90064
(310) 312-6888

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated file, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated file" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Common Stock, $0.001 par value per share	11,000,000	$0.04	$440,000	$24.56

(1) Pursuant to Rule 416 under the Securities Act, the shares being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.  The number of shares to be registered includes 750,000 shares issued on or about April 6, 2010 to  Dutchess Opportunity Fund  II, LLP as a document preparation fee in connection with an investment agreement dated May 4, 2010.

(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, using the average of the high and low prices as reported on the OTC Bulletin Board on May 4, 2010.

(3)  Estimated assuming that all 11,000,000 shares are sold at the same price.  This number of shares is limited by Rule 415, however the share prices may increase over the life of the agreements and this registration, such that prices could cumulate to $5,000,000 (the contractual limitation) if a large number of shares are sold at significantly higher prices than currently exist.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said section 8(a) may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated June __, 2010

Prospectus

 MICRO IMAGING TECHNOLOGY, INC.

11,000,000Shares
Common Stock

This prospectus relates to the offer and resale of up to 11,000,000 shares of our common stock, par value $0.01 per share, by the selling stockholder, Dutchess Opportunity Fund II, LP, or "Dutchess". Dutchess has agreed to purchase up to 125,000,000 shares pursuant to the investment agreement dated May 4, 2010 between Dutchess and us.  Of the 11,000,000 shares described in this offering; (i) Dutchess has agreed to purchase up to 10,250,000 shares pursuant to the investment agreement, and (ii) 750,000 shares were issued to Dutchess as a document preparation fee in connection with the investment agreement, which shares are included in this offering. Subject to the terms and conditions of such investment agreement, which is referred to in this prospectus as the "Investment Agreement," we have the right to put up to $5,000,000 million in shares of our common stock to Dutchess. This arrangement is sometimes referred to as an "Equity Line." For more information on the selling stockholder, please see the section of this prospectus entitled "Selling Stockholder".

We will not receive any proceeds from the resale of these shares of common stock offered by Dutchess. We will, however, receive proceeds from the sale of shares to Dutchess pursuant to the Equity Line. When we put an amount of shares to Dutchess, the per share purchase price that Dutchess will pay to us in respect of such put will be determined in accordance with a formula set forth in the Investment Agreement. Generally, in respect of each put, Dutchess will pay us a per share purchase price equal to ninety-five percent (95%) of the lowest daily volume weighted average price of our common stock during the five (5) consecutive trading day period beginning on the trading day immediately following the date of delivery of the applicable put notice.

Dutchess may sell the shares of common stock from time to time at the prevailing market price on the Over-the Counter (OTC) Bulletin Board, or on an exchange if our shares of common stock become listed for trading on such an exchange, or in negotiated transactions. Dutchess is an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act") in connection with the resale of our common stock under the Equity Line. For more information, please see the section of this prospectus entitled "Plan of Distribution".

Our common stock is quoted on the OTC Bulletin Board under the symbol "MMTC". The last reported sale price of our common stock on the OTC Bulletin Board on May 4, 2010 was $0.04 per share.

Investing in the offered securities involves a high degree of risk, including those risks set forth in the "Risk Factors" section of this prospectus, as well as those set forth in any prospectus supplement.

We will be responsible for all fees and expenses incurred in connection with the preparation and filing of this registration statement, provided, however, we will not be required to pay any underwriters' discounts or commissions relating to the securities covered by the registration statement.

You should read this prospectus and any prospectus supplement carefully before you decide to invest. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June__, 2010

TABLE OF CONTENTS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission. You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation on behalf of the Company that is different from that contained in this prospectus. You should not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered by this prospectus under circumstances and in jurisdictions where it is lawful to do so. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the date of delivery of this prospectus or of any sales of these securities. Our business, financial condition, results of operations and prospects may have changed since the date of this prospectus. This prospectus may be used only in jurisdictions where it is legal to sell these securities.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

Some of the statements contained or incorporated by reference in this prospectus are "forward-looking statements". These statements are based on the current expectations, forecasts, and assumptions of our management and are subject to various risks and uncertainties that could cause our actual results to differ materially from those expressed or implied by the forward-looking statements. Forward-looking statements are sometimes identified by language such as "believe," "may," "could," "estimate," "continue," "anticipate," "intend," "should," "plan," "expect," "appear," "future," "likely," "probably," "suggest," "goal," "potential" and similar expressions and may also include references to plans, strategies, objectives, and anticipated future performance as well as other statements that are not strictly historical in nature. The risks, uncertainties, and other factors that could cause our actual results to differ materially from those expressed or implied in this prospectus include, but are not limited to, those noted under the caption "Risk Factors" beginning on page 8 of this prospectus. Readers should carefully review this information as well the risks and other uncertainties described in other filings we may make after the date of this prospectus with the Securities and Exchange Commission.

Readers are cautioned not to place undue reliance on forward-looking statements. They reflect opinions, assumptions, and estimates only as of the date they were made, and we undertake no obligation to publicly update or revise any forward-looking statements in this prospectus, whether as a result of new information, future events or circumstances, or otherwise.

PROSPECTUS SUMMARY

This summary highlights the information contained elsewhere in this prospectus. Because this is only a summary, it does not contain all of the information that you should consider before buying shares of our common stock. You should read the entire prospectus and any prospectus supplements carefully, especially the sections entitled "Caution Regarding Forward Looking Statements," "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," together with our financial statements and the related notes included elsewhere in this prospectus and in any prospectus supplements related thereto, before deciding to purchase shares of our common stock.

Micro Imaging Technology, Inc.

Depending upon the context, the terms "MIT," “Micro Identification Technologies, Inc,” ”Company," "we," "our" and "us," refers to either Micro Imaging Technology, Inc. alone or Micro Imaging Technology, Inc. and its subsidiaries collectively. On February 19, 2010 Micro Imaging Technology, Inc. (OTC: Bulletin Board: MMTC) announced that it had changed the Company’s business trading name to doing business as (DBA) Micro Identification Technologies, Inc, to better reflect the extensive capabilities of its microbial identification technologies.

Organizational History

We were incorporated in December 1979 in California under the name HOH Water Technology Corporation and changed our name to Electropure, Inc. in 1996. In November 2005, we again changed our name to Micro Imaging Technology, Inc. as a condition of the sale of our EDI assets (see discussion of Electropure EDI, Inc. below). Our address and telephone number is:  970 Calle Amanecer, Suite F, San Clemente, California  92673 – (949) 485-6001.

In October 1997, we acquired an exclusive license to patent and intellectual property rights involving laser light scattering techniques to be utilized in the detection and monitoring of toxicants in drinking water. In February 2000, we formed Micro Imaging Technology (MIT), a wholly-owned Nevada subsidiary to conduct research and development based upon advancements we developed and patented from the licensed technology.

In October 2005, in order to generate working capital to support the research and development efforts of our MIT subsidiary, we sold our 30,000 square foot building and the assets of our Nevada subsidiary, Electropure EDI, Inc.  At that time, the Company changed its corporate identity to Micro Imaging Technology, Inc.

In February 2010, the Company changed the Company’s business trading name to doing business as (DBA) Micro Identification Technologies, Inc, to better reflect the extensive capabilities of its microbial identification technologies.

Summary Financial Data

Because this is only a summary of our financial information, it does not contain all of the financial information that may be important to you. Therefore, you should carefully read all of the information in this prospectus and any prospectus supplement, including the financial statements and their explanatory notes and the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations," before making a decision to invest in our common stock. The information contained in the following summary are derived from our financial statements for the quarters ended April 30, 2010 and 2009 and the fiscal years ended October 31, 2009 and 2008.

Consolidated Statement of Operations Data:

	Six Months Ended April 30,		Fiscal years ended October 31,
	2010	2009	2009	2008
	(Unaudited)
Sales	$-	$-	$18,000	$-

Cost of sales	-	-	10,970	-
Total Operating expenses	765,815	905,516	2,910,982	2,326,989
Loss from operations	(765,815)	(905,516)	(2,903,952)	(2,326,989)

Net Loss	$(1,376,646)	$(1,578,876)	$(3,475,892)	$(2,461,976)

Net loss per share	$(0.01)	$(0.02)	$(0.04)	$(0.07)

Basic and diluted weighted average shares	127,057,659	73,118,956	89,695,596	35,487,955

Consolidated Balance Sheet Data:
	As of April 30,	As of October 31,	As of October 31,
	2010	2009	2008
	(Unaudited)
Cash	$6,254	$2,148	$1,255
Inventories	90,904	90,904	98,497
Prepaid expenses	187,690	11,799	11,799

Total assets	$284,848	$104,851	$111,551

Total stockholders’ deficit	$(1,187,632)	$(839,130)	$(623,718)

Our Principal Executive Offices.  Our principal executive offices are located at 970 Calle Amanecer, Suite F, San Clemente, California 92673. Our telephone number is (949) 485-6001 and our website address is www.micro-imaging.com. Information included or referred to on our website is not a part of this prospectus.

Market Data and Industry Information

We obtained the market data and industry information contained in this prospectus from internal surveys, estimates, reports and studies, as appropriate, as well as from market research, publicly available information and industry publications. Although we believe our internal surveys, estimates, reports, studies and market research, as well as industry publications are reliable, we have not independently verified such information, and as such, we do not make any representation as to its accuracy.

Summary of the Offering

This prospectus relates to the resale of up to 11,000,000 shares of our common stock by Dutchess. The Investment Agreement with Dutchess provides that Dutchess is committed to purchase up to $5,000,000 of our common stock over the course of 36 months. We may draw on the facility from time to time, as and when we determine appropriate in accordance with the terms and conditions of the Investment Agreement. A maximum of 125,000,000 shares (estimated by using the last reported sale price of our common stock on the OTC Bulletin Board on May 4, 2010 of $0.04 per share) may be issued under the Equity Line at per-share prices set at nine-five percent (95%) of the lowest daily volume weighted average price (VWAP) of our common stock during the five (5) consecutive trading day period beginning on the date of delivery of the applicable put notice (such five-day period, the "Pricing Period").

The Investment Agreement is further described below under the heading, "Investment Agreement".

Shares of common stock offered by us	None.

Shares of common stock offered by the Selling Stockholder	11,000,000 shares: (i) 10,250,000 of which are available for use under the Equity Line, and (ii) 750,000 of which were issued to Dutchess as a document preparation fee.
Offering Price	To be determined by the prevailing market price for the shares at the time of the sale or in negotiated transactions.

Use of proceeds
We will not receive any proceeds from the sale of shares by the selling stockholder. However, we will receive proceeds from the Equity Line. See "Use of Proceeds." We intend to use such proceeds for working capital, reduction of indebtedness, acquisitions and other general corporate purposes.

Risk Factors
An investment in our common stock is speculative and involves substantial risks. You should read the "Risk Factors" section of this prospectus for a discussion of certain factors to consider carefully before deciding to invest in shares of our common stock.

Plan of Distribution	The shares of common stock covered by this prospectus may be sold by the selling stockholder in the manner described under "Plan of Distribution."

OTC Bulletin Board Symbol	"MMTC"

Investment Agreement

We entered into the Investment Agreement with Dutchess on May 4, 2010. Pursuant to the Investment Agreement, Dutchess committed to purchase up to $5,000,000 of our common stock, over the course of 36 months. The aggregate number of shares issuable by us and purchasable by Dutchess under the Investment Agreement is 125,000,000 (estimated using the last reported sale price of our common stock on the OTC Bulletin Board on May 4, 2010 of $0.04 per share).

We may draw on the facility from time to time, as and when we determine appropriate in accordance with the terms and conditions of the Investment Agreement. The maximum amount that we are entitled to put in any one notice is the greater of (i) 200% of the average daily volume (U.S. market only) of the common stock for the three (3) trading days prior to the date of delivery of the applicable put notice, multiplied by the average of the closing prices for such trading days or (ii) $100,000. The purchase price shall be set at nine-five percent (95%) of the lowest daily VWAP of our common stock during the Pricing Period. However, if, on any trading day during a Pricing Period, the daily VWAP of the common stock is lower than the floor price specified by us in the put notice, then we reserve the right, but not the obligation, to withdraw that portion of the put amount for each such trading day during the Pricing Period, with only the balance of such put amount above the minimum acceptable price being put to Dutchess. There are put restrictions applied on days between the put notice date and the closing date with respect to that particular put. During such time, we are not entitled to deliver another put notice.

There are circumstances under which we will not be entitled to put shares to Dutchess, including the following:

• we will not be entitled to put shares to Dutchess unless there is an effective registration statement under the Securities Act to cover the resale of the shares by Dutchess;

• we will not be entitled to put shares to Dutchess unless our common stock continues to be quoted on the OTC Bulletin Board, or becomes listed on a national securities exchange;

• we will not be entitled to put shares to Dutchess to the extent that such shares would cause Dutchess's beneficial ownership to exceed 4.99% of our outstanding shares; and

• we will not be entitled to put shares to Dutchess prior to the closing date of the preceding put.

The Investment Agreement further provides that the Company and Dutchess are each entitled to customary indemnification from the other for any losses or liabilities we or it suffers as a result of any breach by the other of any provisions of the Investment Agreement or our registration rights agreement with Dutchess, or as a result of any lawsuit brought by a third-party arising out of or resulting from the other party's execution, delivery, performance or enforcement of the Investment Agreement or the registration rights agreement.

The Investment Agreement also contains representations and warranties of each of the parties. The assertions embodied in those representations and warranties were made for purposes of the Investment Agreement and are subject to qualifications and limitations agreed to by the parties in connection with negotiating the terms of the Investment Agreement. In addition, certain representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from what a stockholder or investor might view as material, or may have been used for purposes of allocating risk between the respective parties rather than establishing matters as facts.

In connection with the preparation of the Investment Agreement and the registration rights agreement, we issued Dutchess 750,000 shares of common stock as a document preparation fee in the amount of $15,000.  However, in the event that we receive any funds from a current private placement or from Dutchess’ purchase of shares prior to the nine month anniversary of the issuance of the 750,000 shares, we have the right to redeem those shares for $15,000 in cash.

Registration Rights Agreement

Pursuant to the terms of a Registration Rights Agreement, dated May 4, 2010, between Dutchess and us, we are obligated to file one or more registration statements with the SEC to register the resale by Dutchess of shares of common stock issued or issuable under the Investment Agreement. We must file with the SEC an initial registration statement on Form S-1 of which this prospectus forms a part, in order to access the credit line, covering the resale of  the 11,000,000 shares of common stock which is equal to eighteen point seven percent (18.7%) of our current public float (where "public float" shall be derived by subtracting the number of shares of common stock held by our officers, directors and "affiliates" (as such term is defined in Rule 144(a)(1) of the 1933 Act) from the total number of shares of our common stock then outstanding).  We have agreed that, in the event that this initial registration fails to register all of the shares necessary to fulfill our contractual obligations, we will amend this statement of file new registration statements.  This registration process will continue until such time as all of the dollar amounts available under the credit line, using shares of common stock issuable under the Investment Agreement, have been registered for resale on effective registration statements. In no event will we be obligated to register for resale more than $5,000,000 in value of shares of common stock, or 125,000,000 shares (estimated using the last reported sale price of our common stock on the OTC Bulletin Board on May 4, 2010 of $0.04 per share).

RISK FACTORS

Your investment in our common stock involves a high degree of risk. You should consider the risks described below and the other information contained in this prospectus carefully before deciding to invest in our common stock. If any of the following risks actually occur, our business, financial condition and operating results could be harmed. As a result, the trading price of our common stock could decline, and you could lose a part or all of your investment.

RISKS RELATED TO OUR BUSINESS AND INDUSTRY

Failure to raise additional capital could seriously reduce our ability to compete or harm our ability to continue operations.

From time to time we have experienced and continue to experience working capital shortfalls that slowed the development of our research on the MIT technology. We will be required to raise substantial amounts of new financing, through equity investments, loans or strategic alliances, to carry out our business objectives. There can be no assurance that we will be able to obtain such additional financing on terms that are acceptable to us and at the time we require, or at all. Further, any such financing may cause substantial dilution of the interests of current shareholders. If we are unable to obtain such additional financing, the financial condition and results of operations of the Company will be materially adversely affected. Moreover, our estimates of cash requirements to carry out our current business objectives are based upon certain assumptions, including assumptions as to revenues, net income or loss and other factors, and there can be no assurance that such assumptions will prove to be accurate or that unforeseen costs will not be incurred. Future events, including the problems, delays, expenses and difficulties frequently encountered by similarly situated companies, as well as changes in economic, regulatory or competitive conditions, may lead to cost increases that could have a material adverse effect on us and our plans. If we are not successful in obtaining loans or equity financing, it is unlikely that we will have sufficient cash to continue to conduct operations. We believe that to raise needed capital, we may be required to issue debt or equity securities that are significantly lower than the current market price of our common stock. However, no assurances can be given that we can obtain additional working capital through the sale of common stock or other securities, the issuance of indebtedness or otherwise or on terms acceptable to us. Further, no assurances can be given that any such equity financing will not result in a further substantial dilution to the existing shareholders or will be on terms satisfactory to us.

We have a history of losses which are likely to continue.

From our inception in 1979 through October 31, 2009, we have accumulated a loss of $39,585,919 and a net stockholders’ deficit of $839,130.  The accumulated loss is principally due to expenses incurred in the development of the now disposed of EDI product, initial manufacturing start-up costs, initial marketing efforts, administrative expenses and interest, as well as the expenses associated with the research and development of MIT laser-based monitoring technology acquired in 1997. The report of our independent registered public accounting firm for the fiscal year ended October 31, 2009 contains an explanatory paragraph as to our ability to continue as a going concern. Our financial statements have been prepared assuming that we will continue as a going concern. As discussed in the notes to the financial statements, our negative cash flows from operations raise substantial doubt about our ability to continue as a going concern.

Although we sold our first two MIT Systems during 2007 and a single additional System in October 2009, MIT is considered to be a development stage company. As such, it has no significant or recurring operating income and its prospects must be considered speculative considering the risks, expenses and difficulties frequently encountered in the development of a new technology.  While laboratory results and other tests have been encouraging, substantial additional development efforts will be required. The development of the MIT System involves significant risks, which a combination of experience, knowledge and careful evaluation may not be able to overcome. There can be no assurance that unanticipated problems will not occur which would result in material delays in our product development, or that our efforts will result in successful product commercialization on a sustainable level. There can be no assurance that we will be able to achieve profitable operations.

We have limited patent protection.

We own two U.S. patents on our MIT technology and one foreign patent for this technology. We may not be able to afford the expenses required to enforce any patent we may now or in the future own and no assurances can be given that any patents would be upheld if challenged, or if upheld, would provide us with meaningful protection. We also rely on trade secrets and know-how as regards the MIT technology that is not patentable. Although we have taken steps to protect our unpatented trade secrets and know-how, in part through the use of confidentiality agreements with our employees, consultants and certain of our contractors, there can be no assurance that:

•	these agreements will not be breached,
•	we would have adequate remedies for any breach, or
•	our proprietary trade secrets and know-how will not otherwise become known or be independently developed or discovered by competitors.

Our competitors are larger and better financed

The microbe identification industry continues to undergo rapid change with intense competition that is expected to increase. There can be no assurance that our competitors have not or will not succeed in developing technologies and products that are more accurate than the MIT System microbe identification and monitoring method and would, accordingly, render the MIT System obsolete and noncompetitive. Many of our competitors have substantially greater experience, financial and technical resources and production, marketing and development capabilities. Accordingly, certain of those competitors may succeed in obtaining regulatory approval for products more rapidly or effectively than us. We will also be competing with respect to sales and marketing capabilities, areas in which we currently have little experience.

Continued technological changes and government regulations could adversely affect our sales

The technology upon which the MIT System relies may undergo rapid development and change. There can be no assurance that the technology utilized by us will be competitive in light of possible future technological developments. Further, we cannot assure that our technology will not become obsolete or that we will have adequate funds to meet technological changes.

There can be no assurance that we will be successful in developing the MIT System to respond to technological changes or evolving industry standards, that we will not experience difficulties that could delay or prevent the successful development, introduction and marketing of the MIT System, or that any new products will adequately satisfy the requirements of prospective customers and achieve market acceptance. If we are unable to develop and introduce new or improved products in a timely manner in response to changing market conditions or customer requirements, our business, operating results and financial condition will be materially adversely affected.

Dependent upon the field of application, the MIT System, when commercialized, may be subject to extensive regulation by numerous governmental authorities and regulatory agencies worldwide prior to introduction of the product. The process of obtaining required regulatory approvals may be lengthy and expensive depending on the jurisdiction. There can be no assurance that we will be able to obtain the necessary approvals to conduct clinical trials for the manufacturing and marketing of products, that all necessary clearances will be granted to us for future products on a timely basis, or at all, or that review or other actions by the regulatory agencies will not involve delays adversely affecting the marketing and sale of our products. In addition, the testing and approval process with respect to certain products which we may develop or seek to introduce may take a substantial number of years and involve the expenditure of substantial resources. There can be no assurance that the MIT System will be cleared for marketing by the regulatory agencies of the countries in which we seek to market the MIT System. Failure to obtain any necessary approvals or failure to comply with applicable regulatory requirements could have a material adverse effect on our business, financial condition or results of operations. Further, future government regulation could prevent or delay regulatory approval of our products.

If we fail to attract and retain key personnel, our ability to compete will be harmed

Our future success is highly dependent on our ability to attract, retain and motivate qualified personnel, including technical personnel, executive officers and other key management. The loss or unavailability of services of one or more of our key employees, including Michael Brennan, our chief executive officer, or our inability to attract and retain qualified personnel, could have a material adverse effect on our ability to operate effectively.

RISKS RELATING TO OUR COMMON STOCK

Because there is a limited market in our common stock, stockholders may have difficult in selling our common stock and our common stock may be subject to significant price swings.

There can be no assurance that an active market for our Common Stock will develop. If an active public market for our Common Stock does not develop, shareholders may not be able to re-sell the shares of our Common Stock that they own and affect the value of the Shares.

If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board which would limit the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

Companies trading on the Over-The-Counter Bulletin Board, such as we, must be reporting issuers under Section 12 of the Securities Exchange Act of 1934, as amended, and must be current in their reports under Section 13, in order to maintain price quotation privileges on the OTC Bulletin Board. If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board. As a result, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market. In addition, we may be unable to get re-listed on the OTC Bulletin Board, which may have an adverse material effect on our Company.

Our common stock is subject to the “penny stock” rules of the SEC and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

·	that a broker or dealer approve a person's account for transactions in penny stocks; and

·	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

·	obtain financial information and investment experience objectives of the person; and

·
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

·	sets forth the basis on which the broker or dealer made the suitability determination; and

·	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

The exercise of outstanding options and warrants may have a dilutive effect on the price of our common stock.

To the extent that outstanding stock options and warrants are exercised, dilution to our stockholders will occur. Moreover, the terms upon which we will be able to obtain additional equity capital may be adversely affected, since the holders of the outstanding options and warrants can be expected to exercise them at a time when we would, in all likelihood, be able to obtain any needed capital on terms more favorable to us than the exercise terms provided by the outstanding options and warrants.

We do not expect to pay dividends in the future.  Any return on investment may be limited to the value of our common stock.

We do not currently anticipate paying cash dividends in the foreseeable future. The payment of dividends on our Common Stock will depend on earnings, financial condition and other business and economic factors affecting it at such time as the board of directors may consider relevant. Our current intention is to apply net earnings, if any, in the foreseeable future to increasing our capital base and development and marketing efforts. There can be no assurance that the Company will ever have sufficient earnings to declare and pay dividends to the holders of our Common Stock, and in any event, a decision to declare and pay dividends is at the sole discretion of the our Board of Directors. If we do not pay dividends, our Common Stock may be less valuable because a return on your investment will only occur if its stock price appreciates.

RISKS RELATED TO THIS OFFERING

WE ARE REGISTERING THE RESALE OF A MAXIMUM OF 11,000,000 SHARES OF COMMON STOCK, 10,250,000 OF WHICH MAY BE ISSUED TO DUTCHESS UNDER THE EQUITY LINE AND 750,000 OF WHICH WERE ISSUED TO DUTCHESS AS A DOCUMENT PREPARATION FEE. THE RESALE OF SUCH SHARES BY DUTCHESS COULD DEPRESS THE MARKET PRICE OF OUR COMMON STOCK.

We are registering the resale of a maximum of 11,000,000 shares of common stock under the registration statement of which this prospectus forms a part. The sale of these shares into the public market by Dutchess could depress the market price of our common stock. As of May 21, 2010, there were 141,519,187 shares of our common stock issued and outstanding. In total, we may issue up to 125,000,000 shares (estimated using last reported sale price of our common stock on the OTC Bulletin Board on May 4, 2010 of $0.04 per share) to Dutchess pursuant to the Equity Line, meaning that we are obligated to file one or more registration statements covering the 114,000,000 shares not covered by the registration statement of which this prospectus forms a part. The sale of those additional shares into the public market by Dutchess could further depress the market price of our common stock.

EXISTING STOCKHOLDERS COULD EXPERIENCE SUBSTANTIAL DILUTION UPON THE ISSUANCE OF COMMON STOCK PURSUANT TO THE EQUITY LINE.

Our Equity Line with Dutchess contemplates our issuance of up to 125,000,000 shares (estimated using last reported sale price of our common stock on the OTC Bulletin Board on May 22, 2010 of $0.04 per share) of our common stock to Dutchess, subject to certain restrictions and obligations. If the terms and conditions of the Equity Line are satisfied, and we choose to exercise our put rights to the fullest extent permitted and sell 125,000,000 shares of our common stock to Dutchess, our existing stockholders' ownership will be diluted by such sales.

DUTCHESS WILL PAY LESS THAN THE THEN-PREVAILING MARKET PRICE FOR OUR COMMON STOCK UNDER THE EQUITY LINE.

The common stock to be issued to Dutchess pursuant to the Investment Agreement will be purchased at a 5% discount to the volume weighted average price of our common stock during the five consecutive trading day period beginning on the trading day immediately following the date of delivery of a put notice by us to Dutchess, subject to certain exceptions. Therefore, Dutchess has a financial incentive to sell our common stock upon receiving the shares to realize the profit equal to the difference between the discounted price and the market price. If Dutchess sells the shares, the price of our common stock could decrease.

WE MAY NOT BE ABLE TO ACCESS SUFFICIENT FUNDS UNDER THE EQUITY LINE WHEN NEEDED.

Our ability to put shares to Dutchess and obtain funds under the Equity Line is limited by the terms and conditions in the Investment Agreement, including restrictions on when we may exercise our put rights, restrictions on the amount we may put to Dutchess at any one time, which is determined in part by the trading volume of our common stock, and a limitation on our ability to put shares to Dutchess to the extent that it would cause Dutchess to beneficial own more than 4.99% of our outstanding shares. In addition, we do not expect the Equity Line to satisfy all of our funding needs, even if we are able and choose to take full advantage of the Equity Line.

USE OF PROCEEDS

We will not receive any proceeds from the resale of our common stock offered by Dutchess. However, we will receive proceeds from the sale of our common stock to Dutchess pursuant to the Investment Agreement. The proceeds from our exercise of the put option pursuant to the Investment Agreement will be used to support the commercialization of our current and future product candidates, for general working capital needs, for the reduction of indebtedness and for other purposes that our board of directors, in its good faith, deems to be in our best interest.

All net proceeds from the sale of the common stock covered by this prospectus will go to the selling stockholder. See "Selling Stockholder" and "Plan of Distribution" described below.

SELLING STOCKHOLDER

The information provided in the table and discussions below has been obtained from the selling stockholder. The table below identifies the selling stockholder and shows the number of shares of common stock beneficially owned by it before and after this offering, and the numbers of shares offered for resale by the selling stockholder. Our registration of these shares does not necessarily mean that the selling stockholder will sell all or any of their shares of common stock. However, the "Shares Beneficially Owned After Offering" columns in the table assume that all shares covered by this prospectus will be sold by the selling stockholder and that no additional shares of common stock will be bought or sold by the selling stockholder. No estimate can be given as to the number of shares that will be held by the selling stockholder after completion of this offering because the selling stockholder may offer some or all of the shares and, to our knowledge, there are currently no agreements, arrangements or understanding with respect to the sale of any of the shares. In addition, the selling stockholder may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which it provided the information regarding the shares, all or a portion of the shares of common stock beneficially owned in transactions exempt from the registration requirements of the Securities Act.

The following table sets forth the name of the selling stockholder, an if applicable, the nature of any position, office, or other material relationship which the selling stockholder has had, within the past three years, with us or with any of our predecessors or affiliates, the amount of shares of our common stock beneficially owned by the stockholder prior to the offering, the amount being offered for the stockholder's account, the amount being offered for the stockholder's account and the amount to be owned by such stockholder after completion of the offering.

	Shares Beneficially Owned Prior to Offering (1)		Shares Being Offered	Shares Beneficially Owned After Offering (1)
Beneficial Owner	Shares	%	Under this Prospectus(3)	Shares	%

Dutchess Opportunity Fund II, LP(2)	750,000	0.5%	11,000,000	None	None

 (1) Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the Securities and Exchange Commission under the Exchange Act, and generally includes voting or investment power with respect to securities. The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act and is not necessarily indicative of beneficial ownership for any other purpose. Applicable percentage ownership is based on 141,519,187 shares of common stock outstanding as of May 21, 2010. Except as otherwise noted, we believe that the stockholder named in the table has sole voting and investment power with respect to all shares of common stock shown as beneficially owned by it, subject to applicable community property laws.

(2) Dutchess is a Delaware limited partnership.  Michael Novielli and Douglas H. Leighton are managing members of Dutchess Capital Management, II, LLC, which is the General Partner of Dutchess Opportunity Fund II, with voting and investment power over the shares.

(3) Represents 10,250,000 of the 125,000,000 shares (estimated using last reported sale price of our common stock on the OTC Bulletin Board on May 22, 2010 of $0.04 per share) of common stock issuable by us and purchaseable by Dutchess under the Investment Agreement equal to a maximum of one-third (1/3) of our public float as of May 21, 2010. As of that date, our public float was equal to 57,338,637 shares (where "public float" was derived by subtracting the number of shares of common stock held by our officers, directors and "affiliates" (as such term is defined in Rule 144(a)(1) of the 1933 Act) from the total number of shares of our common stock outstanding as of May 21, 2010).  Also represents 750,000 shares issued to Dutchess as a documentation preparation fee.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock traded on the Over-the-Counter Bulletin Board under the symbol "MMTC" from our initial public offering.

Holders

As of October 31, 2009, there were approximately 400 holders of record of our common stock.

Price Range

For the periods indicated, the following table sets forth the high and low bid prices per share of common stock. These prices represent inter-dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions.
		Common Stock Bid Prices
		High ($)	Low ($)
Fiscal 2008	First Quarter	0.35	0.11
	Second Quarter	0.33	0.15
	Third Quarter	0.20	0.15
	Fourth Quarter	0.25	0.05
Fiscal 2009	First Quarter	0.07	0.01
	Second Quarter	0.13	0.01
	Third Quarter	0.17	0.05
	Fourth Quarter	0.16	0.04
Fiscal 2010	First Quarter (through January 31, 2010)	0.10	0.012

As of October 31, 2009, our shares of common stock were held by approximately 400 stockholders of record. The number of record holders was determined from the records of our transfer agent and does not include beneficial owner’s common stock whose shares are held in the names of various securities brokers, dealers and registered clearing agencies.

The transfer agent of our common stock is American Stock Transfer & Trust Company, LLC, whose address is 59 Maiden Lane, Plaza Level, New York, NY 10038.  The phone number of the transfer agent is (800) 937-5449.

Dividends

We have not declared any dividends to date. We have no present intention of paying any cash dividends on our common stock in the foreseeable future, as we intend to use earnings, if any, to generate growth. The payment by us of dividends, if any, in the future, rests within the discretion of our Board of Directors and will depend, among other things, upon our earnings, our capital requirements and our financial condition, as well as other relevant factors. There are no restrictions in our articles of incorporation or bylaws that restrict us from declaring dividends.

Recent Sales of Unregistered Securities

On December 1, 2008, Michael Brennan converted a total of $128,996 in accrued loans, interest, fees and expenses into 1,250,000 shares of common stock.

Mr. Anthony M. Frank converted $400,000 in principal loans into 8,783,416 shares of common stock on December 15, 2008.

On February 5, 2009, the Company’s Board of Directors authorized the issuance of 12 million shares of common stock and options to purchase 2 million shares of common stock to various officers, directors, employees and consultants to the Company for services rendered.  The fair market value of the shares and options was determined to be $210,458 and was expensed as of the grant date.

On February 5, 2009, Board member and Chief Financial Officer, Victor A. Hollander, converted a total of $19,329 in fees and expenses into 1,257,189 shares of common stock at the rate of $0.015375 per share.

Also on February 5, 2009, a consultant to the Company converted $6,319 in accrued fees and expenses into 420,962 shares of common stock at a fair market value of $0.0154 per share.

On February 17, 2009, we received the third installment of $100,000 from the Company’s majority shareholder on the purchase of convertible debentures commenced in December 2008.  On February 27, 2009, our majority shareholder converted $300,000 in convertible debentures purchased between December 18, 2008 and February 17, 2009 into 31,592,467 shares of common stock.  The conversion price was $0.0096 per share and included $3,370 in interest accrued on the debentures.

On May 1, 2009, the Company issued 175,000 shares of common stock in payment for services rendered by a financial consulting firm in 2008.  The fair market value of the shares was determined to be $9,262, or $0.05 per share.

On May 1, 2009, the Company issued 500,000 shares of common stock to Chief Executive Officer, Michael Brennan, for additional services rendered in efforts to secure financing on behalf of the Company.  The shares were issued under the Company’s 2009 Employee Benefit Plan.  The fair market value was determined to be $0.056 per share, or an aggregate of $28,088 on the issuance.

On May 1, 2009, for consulting services rendered, the Company granted a non-affiliated consultant a three-year warrant to purchase 500,000 shares of common stock at $0.03 per share and recorded a consulting expense of $44,920.

The Company issued 2 million shares of common stock on June 12, 2009 to a consultant for services rendered.  The value of the shares, $233,000, was recorded as a consulting expense.

On July 16, 2009, the Company’s Board of Directors authorized the issuance of 6,100,000shares of common stock to various officers, directors, employees and consultants to the Company for services rendered.  The fair market value of the shares was determined to be $942,450 and was expensed as of the grant date.

Between December 15, 2008 and February 18, 2009, the Company issued a total of 5,058,474 shares of common stock upon the conversion of $50,000 in principal debentures sold through Divine Capital Markets during fiscal 2008.  The prices on the three conversion transactions ranged from $0.009 to $0.0128 per share.

On September 8, 2009, the Board of Directors approved a September 3, 2009 settlement of a lawsuit brought against the Company in May 2009 by purchasers of the Company’s convertible debentures sold by Divine Capital Markets.  The Company issue 5,889,997 shares of unrestricted common stock, valued at approximately $0.0748 per share, to the debenture holders in full satisfaction of all claims and in full payment of the $410,000 in principal debentures and $33,745 in interest accrued on the debentures through the September 3, 2009 settlement date.  As part of the settlement, the debenture holders waived $123,000 in penalties and $28,860.25 in interest which the Company had recorded under the default terms of the debentures.  Consequently, the Company realized a gain of $151,860 on the settlement.

On October 2, 2009, the Company issued 1,071,429 shares of common stock to an investment consulting firm in connection with an agreement to purchase up to $3 million of the Company shares. The fair market value of the shares on the transaction date was $75,000, or $0.07 per share.

During the twelve months ended October 31, 2009, pursuant to his compensation arrangement, the Company issued 600,000 shares of common stock to Michael W. Brennan, at prices ranging from $0.012 to $0.152 per share.  The aggregate fair market value of the shares was determined to be $39,998.  In August 2009, Mr. Brennan also received a two-year option to purchase 100,000 shares of common stock at $0.30 per share as part of his compensation arrangement, at an expense to the Company in the sum of $14,772.

The Company issued 300,000 shares of common stock to a consultant of the Company, during the fiscal year ended October 31, 2009 in accordance with his compensation arrangement.  The shares were issued at prices ranging from $0.012 to $0.152 per share, with an aggregate fair market value of $19,999.

All of these securities issuances were in private direct transactions, exempt under Section 4(2) of the Securities Act of 1933 or Regulation D promulgated thereunder.

OUR BUSINESS

COMPANY OVERVIEW

We were incorporated in December 1979 in California under the name HOH Water Technology Corporation and changed our name to Electropure, Inc. in 1996. In November 2005, we again changed our name to Micro Imaging Technology, Inc. as a condition of the sale of our EDI assets (see discussion of Electropure EDI, Inc. below). Our address and telephone number is:  970 Calle Amanecer, Suite F, San Clemente, California  92673 – (949) 485-6000.

In October 1997, we acquired an exclusive license to patent and intellectual property rights involving laser light scattering techniques to be utilized in the detection and monitoring of toxicants in drinking water. In February 2000, we formed Micro Imaging Technology (MIT), a wholly-owned Nevada subsidiary to conduct research and development based upon advancements we developed and patented from the licensed technology.

In October 2005, in order to generate working capital to support the research and development efforts of our MIT subsidiary, we sold our 30,000 square foot building and the assets of our Nevada subsidiary, Electropure EDI, Inc.  At that time, the Company changed its corporate identity to Micro Imaging Technology, Inc.

In February 2010, the Company changed the Company’s business trading name to Micro Identification Technologies, Inc, to better reflect the extensive capabilities of its microbial identification technologies.

DEVELOPMENT OF OUR BUSINESS

MICRO IMAGING TECHNOLOGY

The acquisition of the MIT patent and intellectual property rights in 1997 provides the basis for our development of near “real-time” fluid monitoring systems for water monitoring as well as food processing and clinical applications. The technology transferred under the October 25, 1997 agreement with Wyatt Technology Corporation had, at inception, two main areas for exploitation:

•
Detection and early warning of dangerous particulate materials such as parasites and other organisms, i.e., bacteria, spores, etc. If the initial efforts were successful, future efforts were to be directed to include detection and early warning of asbestos fibers and similar materials that pose a health hazard to the consumer.

•	Detection and early warning of dangerous soluble substances such as mutagens, carcinogens and metabolic poisons.

The feasibility of the technology had already been confirmed, although never commercialized in this area of application, during a study by Wyatt for the U. S. Army through a Small Business Innovative Research program conducted in the 1980’s. We believe that the technology for this application may well represent a major opportunity on a worldwide basis for future growth of consumer market products and the currently available instrumentation and methods being developed by us appear to provide a more immediate path to developing the technology for this concept.

Our initial proof-of-principal testing in 1998 demonstrated the ability, in a laboratory setting, to detect and monitor parasites, primarily Cryptosporidium and Giardia1 in drinking water sources and the pathogenic microbes E. coli, Listeria and Salmonella.

Potential customers for a water monitoring system would include local water utilities, both private and municipal; state water utilities and water quality and health agencies; federal government agencies such as EPA, DoD, DoE, CDC; wastewater treatment plants; ground water and well users; and potentially, as the cost of the sensors and system decreases, homeowners.

However, we believe development of an MIT System for clinical laboratory and food processing applications will be achieved more rapidly because it will not require the specialized instrumentation necessary for water monitoring. Consequently, we have focused our research efforts to address these areas, each of which we believe may achieve cost and efficiency benefits similar to the proposed water monitoring device. In addition to Cryptosporidium and Giardia protozoas, this technology has already demonstrated identification of the bacteria E.coli, Listeria monocytogenes, Salmonella typhi, Pseudomonas aeruginosa, Staphylococcus aureus and Streptococcus pneumoniae. Additionally, the Company is in the process of adding to the System the ability to identify the following pathogens: Klebsiella, Proteus, Shigella and subspecies of each.

In February 2006, the Company contracted with North American Science Associates, Inc. (“NAMSA”), a highly regarded international testing and verification laboratory, to design and perform a verification test that compares the speed, accuracy and efficiency of MIT’s rapid microbe identification system with conventional processes. The comparative tests were a double blind experiment, meaning that the independent NAMSA laboratory technicians, using the MIT System and a well recognized alternative, were not aware of the tested microbes’ identification. NAMSA chose the industry standard Sherlock Microbial Gas Chromatographic Identification System (“MIDI”) as the initial process to verify the accuracy of MIT’s diagnostic capabilities.

The MIT system scored 98 percent correct identifications in fifty tests, with each test consuming only several minutes for sample preparation and an average three minutes for testing. The MIDI system was correct 80 percent and failed to identify, with several attempts, one very common and dangerous bacterium, E. coli 0157:H7. NAMSA then employed a conventional biological testing method which finally matched the unidentified bacterium with MIT’s identification. The MIDI system took hours per test and the biological testing method required days.  We believe that the NAMSA tests verified the accuracy, speed and efficiency of the MIT System over conventionally accepted processes.

In June 2009, the Company received AOAC Research Institute (AOAC RI) Performance Test Methodtm (PTM) certification for the MIT 1000 System’s identification of Listeria species (PTM Certificate Number 060901).  Listeria are known to be the bacteria responsible for listeriosis, a rare but lethal food-borne infection that has a devastating case fatality rate of 25% (Salmonella, in comparison, has a less than 1% mortality rate). They are incredibly hardy and able to grow in temperatures ranging from 4°C (39°F), the temperature of a refrigerator, to 37°C (99°F), the body's internal temperature. Furthermore, listeriosis' deadliness can be partially attributed to the infection's ability to spread to the nervous system and cause meningitis.  This Certification enables the Company to aggressively begin marketing its System into the targeted food safety markets.  Following Listeria certification, the Company’s next goal is to achieve PTM certifications for the ID of E.coli and Salmonella as these three bacteria are responsible for most of the food bacterial contamination events worldwide.  Additional microbes will be certified as required by the market.

The clinical and food processing applications for our MIT System for rapid identification of microbes will in some cases undergo stringent and lengthy regulatory approval processes in the United States, including clinical trials. To gain beta-site testing data, in June 2007 we sold and installed two MIT systems in an instrumentation distribution company and a food research laboratory in Japan through Yotsubishi Corporation, a subsidiary of Sibata Scientific Technology.  We believe that the operating results from these installations has aided in further commercializing the MIT System for clinical and food processing applications.  In October 2009, we sold an MIT system to a newly appointed Malaysian distributor which sells, markets and distributes research and scientific products for the countries in the Association of Southeast Asian Nations (ASEAN).  No assurances can be given, however, as to when or if additional Systems may be sold through this or any other distributor.

1      Cryptosporidium (Cryptosporidium parvum) and Giardia (Giardia lamblia) are waterborne protozoan parasites which contaminate water sources such as wells, rivers, streams, and lakes, generally through animal and fowl fecal deposits.

Although the water monitoring application for the MIT System will not require regulatory review and approval, this application will require more extensive development efforts because of the vast array of contaminants commonly found in water and the need to configure a unique method and apparatus for isolating the water being tested. For these reasons, we expect that a practical device for the water monitoring application of our technology will not be commercialized until we have successfully introduced and gained acceptance of an MIT System in the clinical and food processing market segments.

Based on a very preliminary evaluation of market needs and the size and number of possible customers, we estimate that the market potential for the MIT System in all of the above domestic market areas could exceed $3 billion annually. More detailed market validation will be conducted as our development program continues.

With regard to the MIT System, there are established methods of testing currently employed by both public and private agencies. However, these methods are labor intensive, expensive and time consuming, and do not provide the near “real time” monitoring capabilities which our product offers. We believe that the MIT System is the only microbe identification system that is not biologically based – that is, does not rely on biological agents or reagents.

The Markets for Microbe Identification

The number of applications for our laser-based rapid microbe detection system is large, including food inspection, clinical applications and water testing. However, we have elected in the near term to focus on food inspection:

The Food and Drug Administration currently requires elaborate laboratory procedures taking up to 64 hours to identify E. coli, Salmonella or Listeria. According to industry analysts at Strategic Consultants, Inc (Scarborough, ME.) there were over 144 million microbiology tests performed in almost 6,000 plants. The analysts further report that food manufacturers and processors anticipate a continued increase in testing as regulatory agencies require more surveillance and monitoring programs. The MIT system identifies bacteria in less than 15 minutes, thus minimizing the testing and reporting time which minimizes health risks, product recall dangers and expenses to the producer.

On January 9, 2007, the Company entered into a non-exclusive agreement to supply MIT products to JMAR Technologies as a tandem product to its real-time water monitoring system or as a stand-alone instrument for laboratory use.  JMAR is a San Diego, California based company that has a direct sales and support organization and manufactures laser-based products for multiple markets, including homeland security, the cruise ship and beverage industries, pharmaceutical companies, and municipal water utilities.  To date, no sales of the MIT System have occurred under the agreement with JMAR and, although no assurances can be given that the arrangement will result in future products sales, we continue to consider the possibility of future business as promising.

In August 2007, we engaged the services of John Ricardi, JMAR’s former Vice President for Sales and Marketing.  Mr. Ricardi provides sales, marketing and business development services to the Company and through his efforts thus far, the Company has appointed seven (7) exclusive distributors for MIT products in various territories, including, Taiwan and China, Puerto Rico and the Caribbean, Bulgaria, the United Kingdom and Ireland, Vietnam, Laos and Cambodia, South Korea, Turkey, Malaysia and a number of ASEAN countries (including Singapore, Thailand, Brunei, Indonesia, Philippines, and Myanmar).

Patents

In July 2002, we were granted U.S. Patent No. 6,639,672 on our MIT rapid microbe detection technology. We also received a U.S. Continuation-in-part patent on this technology on October 28, 2003 and a corresponding patent in Mexico on April 4, 2006.

Because the review and approval process associated with filing for patent protection on new products can be lengthy, we cannot be certain when, or if, foreign patents will be issued for any of our pending applications. The existence of a patent may not provide us any meaningful protection because of technological changes, the decision of courts not to uphold all or part of a patent, or because of the limited financial resources that may be available to enforce patent rights. We do not believe that any of our individual patents is of sufficient importance that its termination or expiration would have a material adverse effect on the Company. Conversely, we believe that our technical know-how and trade secrets may be more significant to our business than trademark or patent protection although we will continue to apply for patents on any inventions or improvements made in the normal course of our business.

 “Micro Imaging Technology” is a registered trademark of the Company.

Research and Development

During fiscal 2009, we expended $973,344 primarily on our MIT System research program to develop a microbiological detection and monitoring system derived from the technology acquired from Wyatt in October 1997.  We concluded Phase 1 research on the Micro Imaging System in 1998 with a laboratory system that was used to prove the scientific principal and initiated phase two of our research program which resulted in the development of a more advanced system and the culmination of the library for the identification for various pathogens.  We expect to continue to incur and accelerate additional research and development costs on this MIT System project through continued product development and library expansion efforts.

During fiscal 2008, we spent $1,114,059 on similar research and development activities.

Compliance with Environmental Laws

We do not produce hazardous waste as a result of our research activities. Consequently, our costs for compliance with federal, state and local environmental laws are negligible.

Employees

As of October 31, 2009, we employed 6 full-time employees, of whom four were engaged in administrative, marketing, accounting and clerical functions and two were engaged in research and development of the Company’s proposed MIT System. To implement our MIT business strategies, we anticipate that we will hire additional employees in fiscal 2010. However, we cannot predict with any certainty when we will hire any additional personnel. We believe that our relationship with our employees is good and we are not a party to any collective bargaining agreement. Our future success will be dependent upon our ability to attract and retain qualified personnel.

Properties

In January 2006, we executed a one-year lease, with an option to renew for up to five one-year terms, on a 4,100 sq. ft. facility in San Clemente, California commencing on April 1, 2006 at the rate of $3,650 per month.  On April 1, 2008, our lease payment increased to and remains at $3,895.00 per month through our lease extension date of March 31, 2011.

Management believes that our present facilities in San Clemente, California will be adequate for all of our current operations, and those contemplated for the foreseeable future. We also believe that our property is adequately covered by insurance.

Legal Proceedings

On May 11, 2009, Divine Capital Markets, LLC and a group of investors (collectively, “Plaintiffs”) filed a civil action against the Company and several of its officers and directors (collectively, the “Company”) in the New York Supreme Court, New York County.  Plaintiffs alleged breach of contract and unjust enrichment by the Company, as well as fraud, tortious interference with a contractual relationship and breach of fiduciary duty by the Company’s officers and directors.  The lawsuit alleges that the Company breached certain conversion provisions of secured convertible debentures purchased by the Plaintiffs.

On May 12, 2009, before the Company had been able to retain New York counsel, Plaintiffs appeared in court and obtained a temporary restraining order, which barred the Company from using or assigning any of its patents pending a hearing scheduled for May 19.  Divine also filed a motion for preliminary injunctive relief seeking an order: (i) compelling the Company to cease and desist any and all use of several patents; (ii) permitting plaintiffs to sell or otherwise dispose of the patents; (iii) compelling the Company to immediately issue the 2,424,240 shares to several investors; and (iv) compelling the Company to issue all shares covered by the convertible debenture agreement.

The Company opposed Divine's motion.  On May 19, at the conclusion of oral argument on Plaintiffs’ motion, Justice Richard B. Lowe, III ruled in the Company’s favor.  Justice Lowe vacated the temporary restraining order and denied plaintiffs’ motion for a preliminary injunction in full.

On September 3, 2009, the parties reached an agreement to settle all claims and counterclaims asserted in the lawsuit.  With respect to the agreement, neither side admitted any liability in connection with the settlement.  As part of the agreement, the debenture holders agreed to extinguish their existing rights under their debentures in exchange for the immediate issuance of 5,899,997 unrestricted common shares of Micro Imaging Technology stock.  The settlement also provided for the release of any legal claim or interest by the debenture holders with respect to patents and patent rights which have been held by Micro Imaging Technology.

Reports

We make available free of charge through our website, www.micro-imaging.com, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or to be furnished pursuant to Section 13(a) of the Securities Exchange Act of 1934 as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Any information that is included on or linked to our Internet site is not a part of this report or any registration statement that incorporates this report by reference.

You may also read and copy any materials we file with the SEC at the SEC's Public Reference Room at 100 F Street, NE, Washington, DC 20549, on official business days during the hours of 10:00 am to 3:00 pm. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

You should read the following discussion of our financial condition and results of operations together with our financial statements and related notes included elsewhere in this prospectus. This discussion may contain forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements due to known and unknown risks, uncertainties and other factors, including those risks discussed under "Risk Factors" and elsewhere in this prospectus.

Fiscal Years Ended October 31, 2009 and 2008

We posted our first sale since fiscal 2007 of an MIT system in October 2009, for gross proceeds of $18,000.   No product sales occurred during fiscal 2008.  Our limited working capital has not yet allowed us to spend any significant resources on advertising and marketing efforts.

Research and development expenses for the fiscal year ended October 31, 2009 decreased by $140,715 compared to the prior year. These expenses arise from the program which we initiated in December 1997 to develop the micro imaging technology for detecting and identifying contaminants in fluids. The decrease was primarily due to a reduction in staff during fiscal 2008 resulting in reduced salaries and employee-related expenses.  Consulting expenses during fiscal 2009 were also lower mainly due to a reduction in the fair market value of the Company’s stock issued as non-cash compensation.

Sales, general and administrative expenses increased by $724,708 for the fiscal year ended October 31, 2009 compared to the prior year period.  The increase primarily reflects a $681,000 increase in consulting expenses, a significant portion of which reflects the value of options and common stock issued as compensation during fiscal 2009.  The increase also relates to $64,000 in expenses incurred for litigation costs.

Interest income is generated from short-term investments and decreased by $169 in fiscal 2009 as investment capital was utilized to sustain operations.

Interest expense for the twelve months ended October 31, 2009 increased by $630,988 compared to the prior fiscal year.  The increase reflects the costs associated with the issuance of convertible debentures during fiscal 2008 and the first three months of fiscal 2009, the majority of which was expensed in the second quarter of fiscal 2009 as some of the debt was converted into common stock and as fees and expenses associated with the debentures were fully amortized.

Components of other income, other than interest, increased by $194,203 for the fiscal year ended October 31, 2009 compared to the prior year.  The increase mainly reflects a gain on interest waived of $151,860 on settlement of the Divine Capital lawsuit and $39,746 on conversion of loans from our majority shareholder.

We recorded the minimum state income tax provision in fiscal 2009 and 2008 as we had cumulative net operating losses in all tax jurisdictions.

Liquidity and Capital Resources

At October 31, 2009, we had working capital deficit of $803,473. This represents a working capital decrease of $182,907 compared to that reported at October 31, 2008. The decrease primarily reflects an increase in current liabilities due to lack of working capital to service the debt.

We sold one MIT 1000 system in October 2009 for gross proceeds of $18,000.  Our primary source of cash during the fiscal year ended October 31, 2009 has been from the sale of equity and convertible debentures and loans by our Chief Executive Officer, Michael W. Brennan, an unaffiliated shareholder and our majority shareholder, Anthony M. Frank.   Between May 8 and June 10, 2009, we borrowed $95,000 from Mr. Brennan.  We also borrowed $60,000 from an unaffiliated shareholder and on June 25, 2009 we sold 2,000,000 shares of common stock in a private placement transaction for net proceeds of $100,000 from a non-affiliate.  We also borrowed $150,000 in November 2008 and $64,000 in September 2009 from our majority shareholder.  In addition, we sold a total of $375,000 in convertible debentures between December 2008 and March 2009 to our majority shareholder.

Of the cash received during fiscal 2008, nearly $13,000 was utilized to repay loans and purchase inventories and capital equipment.  Management estimates that it required working capital approximating $86,000 per month to maintain operations during fiscal 2009, compared to the approximate $60,400 per month expended during fiscal 2008.

Plan of Operation

Our independent registered public accounting firm has included an explanatory paragraph in its report on the financial statements for the year ended October 31, 2009 which raises substantial doubt about our ability to continue as a going concern.

We are in the process of identifying commercial, technical and scientific partners that can aid in advancing the MIT expertise, provide external endorsements of the technology and accelerate introduction to the market. This strategy is dependent upon our ability to identify and attract the right customers and partners over the next six month period and to secure sufficient additional working capital in a timely manner.  There can be no assurances that our efforts will be successful or that we will be able to raise sufficient capital to implement our plans or to continue operations.

On October 2, 2009, Micro Imaging Technology, Inc. entered into a Securities Purchase Agreement with Ascendiant Capital Group, LLC to establish a possible source of funding through an equity drawdown facility.  Under the Agreement, Ascendiant has agreed to purchase up to $3,000,000 of the Company’s common stock during a 36-month period which will commence once the Company has filed the required Registration Statement and it has been declared effective by the Securities and Exchange Commission.  At that time, the Company may request up to a $100,000 maximum drawdown under the Agreement every twelve (12) trading days based on the formula indicated below.  There is no minimum amount required for a drawdown and while the Company is under no obligation to request any drawdowns, Ascendiant is obligated to purchase the shares if the Company does make a request. The Securities Purchase Agreement with Ascendiant Capital Group, LLC  was terminated by the Company on May 6, 2010.

Between November 2009 and January 28, 2010, we received $150,000 in short term loans which are convertible into common shares at any time prior to their one-year maturity date.  The loans bear interest at 6% per annum and as additional consideration for the loan, the lender receives a number of restricted common shares which is determined by the amount of the loan.

During the latter part of 2008, we appointed an exclusive distributor to sell our MIT products in Taiwan and China.  We have entered into similar arrangements with five other companies granting distribution rights in Turkey, Bulgaria, the United Kingdom, Ireland, Puerto Rico and the Caribbean.  In October 2009, we entered into a distribution agreement with a Biotek Sdn Bhd, a Malaysian distributor of research and scientific products for the Association of Southeast Asian Nations (ASEAN) (namely Malaysia, Singapore, Thailand, Brunei, Indonesia, Philippines, Vietnam, Cambodia, Laos and Myanmar).  This distributor purchased its first MIT System and is making preparations to conduct several workshops and product demonstrations for key prospects in Asia over the next three months.  Biotek is also planning workshops and training classes throughout ASEAN, including Indonesia, Singapore, The Philippines, Thailand, Cambodia, Vietnam and others.

We are in the process of developing promotional materials and marketing and sales strategies with these and other future distributors which we believe will assist in generating sales revenues in the near future.

In the opinion of management, available funds and funds anticipated from forthcoming equity sales are expected to satisfy our working capital requirements through June 2010.  However, no assurances can be given that we will secure additional financing or revenues in a timely manner, if at all, or that such funds would be sufficient to achieve our intended business objectives.

We will be required to raise substantial amounts of new financing in the form of additional equity investments, loan financings, or from strategic partnerships, to carry out our business objectives. There can be no assurance that we will be able to obtain additional financing on terms that are acceptable to us and at the time required by us, or at all. Further, any financing may cause dilution of the interests of our current stockholders. If we are unable to obtain additional equity or loan financing, our financial condition and results of operations will be materially adversely affected. Moreover, estimates of our cash requirements to carry out our current business objectives are based upon various assumptions, including assumptions as to our revenues, net income or loss and other factors, and there can be no assurance that these assumptions will prove to be accurate or that unbudgeted costs will not be incurred. Future events, including the problems, delays, expenses and difficulties frequently encountered by similarly situated companies, as well as changes in economic, regulatory or competitive conditions, may lead to cost increases that could have a material adverse effect on us and our plans. If we are not successful in obtaining financing for future developments, whether in the form of loans, licenses or equity transactions, it is unlikely that we will have sufficient cash to continue to conduct operations, particularly research and development programs, as currently planned. We believe that in order to raise needed capital, we may be required to issue debt at significantly higher interest rates or equity securities that are significantly lower than the current market price of our common stock.

No assurances can be given that currently available funds will satisfy our working capital needs for the period estimated, or that we can obtain additional working capital through the sale of common stock or other securities, the issuance of indebtedness or otherwise or on terms acceptable to us. Further, no assurances can be given that any such equity financing will not result in a further substantial dilution to the existing stockholders or will be on terms satisfactory to us.

Quarters Ended April 30, 2010 and 2009

Results of Operations

References to fiscal 2010 and fiscal 2009 are for the six month periods ended April 30, 2010 and 2009, respectively.

The Company had no sales revenue during the six months ended April 30, 2010.

Research and development expenses for the three and six month periods ended April 30, 2010 decreased by $60,823 and $166,601, respectively, compared to the prior year. These expenses arise from the program which we initiated in December 1997 to develop the micro imaging technology for detecting and identifying contaminants in fluids. The decrease reflects reductions in expenditures across the board, particularly in consulting and labor-related expenses.

Sales, general and administrative expenses decreased by $32,937 for the three months ended April 30, 2010 compared to the prior year period, but increased by $26,900 for the six month comparable period.  The increase for the six months ended April 30, 2010  primarily represent an increase in consulting and shareholder relations expenses, which were partially offset by a reduction in labor-related expenses during the three months ended  April 30, 2010.

The Company realized no interest income during the six months ended April 30, 2010 as investment capital was utilized to sustain operations.  Interest expense for the three and six months ended April 30, 2010 decreased by $140,050 and $102,274 compared to the prior period.   The decrease reflects the conversion in the third quarter of fiscal 2009 and the full amortization of beneficial conversion features on debentures issued during fiscal 2008 and 2009.  The decrease was partially offset by the costs associated with the issuance of common stock as additional consideration for convertible loans recorded during fiscal 2010

Components of other income, other than interest, decreased by $39,746 for the six months ended April 30, 2010, compared to the prior year period.  The income during fiscal 2009 reflected the gain realized by the Company on the forgiveness by our majority stockholder of $39,746 in accrued interest on loans converted to common stock.  No such transactions occurred during the current fiscal period.

We recorded the minimum state income tax provision in fiscal 2010 and 2009 as we had cumulative net operating losses in all tax jurisdictions.

Liquidity and Capital Resources

At April 30, 2010, we had working capital deficit of $1,130,190.  This represents a working capital decrease of $326,717 compared to that reported at October 31, 2009. The decrease primarily reflects additional borrowings during the current fiscal year as well as the accrual of payroll and accounts payable to officers, directors and employees of the Company.

Our primary source of cash during the six months ended April 30, 2010 has been from loans totaling $225,000.  Management estimates that it required working capital approximating $77,800 per month to maintain operations during fiscal 2010, compared to the approximate $86,000 per month expended during fiscal 2009.

Plan of Operation

Our independent registered public accounting firm has included an explanatory paragraph in its report on the financial statements for the year ended October 31, 2009 which raises substantial doubt about our ability to continue as a going concern.

We are in the process of identifying commercial, technical and scientific partners that can aid in advancing the MIT expertise, provide external endorsements of the technology and accelerate introduction to the market. This strategy is dependent upon our ability to identify and attract the right customers and partners over the next six month period and to secure sufficient additional working capital in a timely manner.  There can be no assurances that our efforts will be successful or that we will be able to raise sufficient capital to implement our plans or to continue operations.

During the six months ended April 30, 2010, we received $225,000 in short term loans which are convertible into common shares at any time prior to their one-year maturity date.  The loans bear interest at 6% per annum and as additional consideration for the loan, the lender received a number of restricted common shares which is determined by the amount of the loan.   The Company continues to seek additional loans.

During the latter part of 2008, we appointed an exclusive distributor to sell our MIT products in Taiwan and China.  We have entered into similar arrangements with five other companies granting distribution rights in Turkey, Bulgaria, the United Kingdom, Ireland, Puerto Rico and the Caribbean.  In October 2009, we entered into a distribution agreement with a Biotek Sdn Bhd, a Malaysian distributor of research and scientific products for the Association of Southeast Asian Nations (ASEAN) (namely Malaysia, Singapore, Thailand, Brunei, Indonesia, Philippines, Vietnam, Cambodia, Laos and Myanmar).  This distributor purchased its first MIT System and is making preparations to conduct several workshops and product demonstrations for key prospects in Asia over the next six months.  Biotek is also planning workshops and training classes throughout ASEAN, including Indonesia, Singapore, The Philippines, Thailand, Cambodia, Vietnam and others.

We are in the process of developing promotional materials and marketing and sales strategies with these and other future distributors which we believe will assist in generating sales revenues in the near future.

In the opinion of management, available funds and funds anticipated from forthcoming borrowings and equity sales are expected to satisfy our working capital requirements through July 2010.  However, no assurances can be given that we will secure additional financing or revenues in a timely manner, if at all, or that such funds would be sufficient to achieve our intended business objectives.

We will be required to raise substantial amounts of new financing in the form of additional equity investments, loan financings, or from strategic partnerships, to carry out our business objectives. There can be no assurance that we will be able to obtain additional financing on terms that are acceptable to us and at the time required by us, or at all. Further, any financing may cause dilution of the interests of our current stockholders. If we are unable to obtain additional equity or loan financing, our financial condition and results of operations will be materially adversely affected. Moreover, estimates of our cash requirements to carry out our current business objectives are based upon various assumptions, including assumptions as to our revenues, net income or loss and other factors, and there can be no assurance that these assumptions will prove to be accurate or that unbudgeted costs will not be incurred. Future events, including the problems, delays, expenses and difficulties frequently encountered by similarly situated companies, as well as changes in economic, regulatory or competitive conditions, may lead to cost increases that could have a material adverse effect on us and our plans. If we are not successful in obtaining financing for future developments, whether in the form of loans, licenses or equity transactions, it is unlikely that we will have sufficient cash to continue to conduct operations, particularly research and development programs, as currently planned. We believe that in order to raise needed capital, we may be required to issue debt at significantly higher interest rates or equity securities that are significantly lower than the current market price of our common stock.

No assurances can be given that currently available funds will satisfy our working capital needs for the period estimated, or that we can obtain additional working capital through the sale of common stock or other securities, the issuance of indebtedness or otherwise or on terms acceptable to us. Further, no assurances can be given that any such equity financing will not result in a further substantial dilution to the existing stockholders or will be on terms satisfactory to us.

MANAGEMENT

Our directors and executive officers are as follows:

Name	Age		Position
Michael W. Brennan	67		Director (Chairman) and Chief Executive Officer
Ralph W. Emerson	63		Director
Victor A. Hollander	77	D	Director and Chief Financial Officer

The Company does not currently have an Audit Committee and there are currently two vacancies on the Board of Directors.

Michael W. Brennan, 67, was named to the Board of Directors and appointed Chief Executive Officer on August 2, 2006. Mr. Brennan has spent over twenty-five years within the computer industry and participated in the founding of four companies that successfully became publicly held corporations through IPOs on Nasdaq; three in the U.S.; Computer Automation (CAI), Symmetricom, Inc. (originally, DATUM) (SYMM), and Interscience (INTR) and one on the London International Stock Exchange (Optim, PLC). Additionally, Mr. Brennan was a founder of Color Imaging, Inc. (CIMG), took the company public and served as Chairman and CEO since 2000.  Mr. Brennan has a B.S. degree in electrical engineering from the University of Southern California and an MBA from Pepperdine University.

Ralph W. Emerson, 63, was named to the Board of Directors on August 2, 2006.  He serves as Chairman of the Company’s Science Advisory Committee.  Mr. Emerson has product development and research affiliations with some of the world's leading companies including Cargill Inc., Helena Chemical, Spectrum Brands, and the 3M Corporation. Formerly he was a consultant to the CEO/President of Grain Processing Corporation (GPC), Senior Science Consultant to Central Pet and Garden, a Sr. Vice President of Jourgensen Chemical/ NL Industries managing chemical programs with the Department of Defense. Moreover, he has held senior academic and research positions within the University of California at UCLA, UCI, and UC Davis. His applied research has produced several US Patents and International Patents in the disciplines of bioscience. Mr. Emerson is a partner and founder of FREM Biosciences, Inc., working for the past 10 years in the areas of pesticide science.  Additionally, he is a director of the Kary Mullis Research Foundation, and director of the Agriculture and Animal Sciences division of Altermune-a US Defense Advanced Research Project Agency funded program. Mr. Emerson is a graduate of UCLA and did his graduate work at Harvard University, the Harvard School of Public Health and the Sloan School at the Massachusetts Institute of Technology. Currently, he is an elected member of the Harvard University Club of Boston, the New York Academy of Sciences and the American Society of Microbiology.

Victor A. Hollander, 77, was named to the Board of Directors on August 2, 2006 and as Chief Financial Officer on November 1, 2008.  Mr. Hollander was licensed to practice public accounting in California in 1958. In 1965, he established and was the partner in charge of the Los Angeles office of a large New York certified public accounting firm where he specialized in audit and securities matters. In 1978, he left the firm and ultimately formed the accounting firm of Hollander, Gilbert & Co., and in February 2001, this firm was merged with the Los Angeles accounting firm Good Swartz Brown & Berns, LLP. Mr. Hollander has been with an East Coast accounting firm since 2002, as Managing Director of the West Coast Group. Mr. Hollander retired from the firm in January 2007 and currently performs SEC consulting services.  Mr. Hollander, during his professional career, has been active in local, state and national professional activities. He has served on various Los Angeles Chapter, California Society of Certified Public Accountants and American Institute of Certified Public Accountants securities, ethics, accounting and auditing committees. Mr. Hollander specializes in securities, mergers and acquisitions.

Directors serve until the next Annual Meeting of Stockholders when their successors are elected and qualified.  Officers, subject to any employment agreements, serve at the pleasure of the Board of Directors.

Key Employees

David Haavig, 55, a Ph.D. in Physics, joined the Company in May 1998 as General Manager of Micro Imaging Technology, its wholly owned subsidiary. Dr. Haavig has over 25 years experience in instrument design in computer software with applications in optical measurements and analysis. From August 1991 to May 1998, he served as electrical design engineer for San Diego-based Science Applications International Corporation, where he was responsible for the mechanical and electrical design of microprocessor controlled and autonomously controlled instruments. He also served as project manager and technical director on various system development projects. Dr. Haavig received his Bachelor of Science degree in Physics (Cum Laude) from the University of Seattle and his Master of Science and Ph.D. degrees in Physics from Purdue University.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers and directors, and stockholders owning more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange and are required by SEC regulations to furnish us with copies of all forms they file pursuant to these requirements. The following table provides information regarding any of the reports which were filed late during the fiscal year ended October 31, 2009:

Name of Reporting Person	Type of Report Filed Late	No. of Transactions Reported Late
Michael W. Brennan	Form 4 – Statement of Changes in Beneficial Ownership	4
Ralph W. Emerson	Form 4 – Statement of Changes in Beneficial Ownership	1
Anthony M. Frank	Form 4 – Statement of Changes in Beneficial Ownership	2
Victor A. Hollander	Form 4 – Statement of Changes in Beneficial Ownership	1

EXECUTIVE COMPENSATION

The members of the Board of Directors oversee compensation and benefits, i.e., option and warrant grants, to employees and service providers.

Michael Brennan, who joined the Company in August 2006 as Chief Executive Officer, is being compensated at the rate provided in his employment arrangement described below under “Employment Agreements.”

The following table sets forth summary information regarding compensation paid for the years ended October 31, 2009, 2008, and 2007 to the officers of the Company.

SUMMARY COMPENSATION TABLE

Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Michael Brennan/CEO (2)	2009	220,123	-	-	14,772	-	-	383,213	618,108
	2008	190,350	-	-	102,341	-	-	185,000	477,691
	2007	223,800	-	-	20,000	-	-	462,500	706,300
Victor Hollander/CFO(3)	2009	120,000	-	-	-	-	-	200,625	320,625
Catherine Patterson/Secretary	2009	75,600	-	-	12,979	-	-	-	88,579
	2008	75,600	-	-	39,320	-	-	-	114,920
	2007	75,600	-	-	-	-	-	-	75,600

(1)	We are not required to report the value of personal benefits unless the aggregate dollar value was at least 10 percent of the executive officer’s salary and bonus or $50,000.

(2)
Mr. Brennan was named Chief Executive Officer on August 2, 2006.  He receives a cash salary and 50,000 shares of common stock per month.  From August 2006 through October 31, 2008, Mr. Brennan’s cash salary was $5,000 per month.  Commencing November 1, 2008, his cash salary was increased to $15,000 per month.  For the fiscal years ended October 31, 2007 and 2008, Mr. Brennan’s compensation amounted to $60,000 in cash and 600,000 shares of common stock per year valued at $163,000 and $130,250, respectively.  In fiscal 2009, Mr. Brennan’s compensation amounted to $180,000 in cash and 600,000 of common stock valued at $36,873.  Mr. Brennan was also granted two–year options to purchase 100,000 shares of common stock at an exercise price of $0.30 per share in fiscal years 2007, 2008 and 2009.  Mr. Brennan also received 100,000 shares of the common stock of the Company’s Nevada subsidiary, Micro Imaging Technology, valued at $100, during the fiscal years ended October 31, 2007 and 2008.

In May 2007, Mr. Brennan also received an award of 800,000 shares of the common stock of the Company’s Nevada subsidiary, valued at $800.

On September 21, 2007, Mr. Brennan received 1,250,000 shares of the Company’s common stock for management consulting services rendered with regard to the aborted Zhongke transaction.  The fair market value of the common stock was determined to be $0.37 per share, or $462,500.

On March 3, 2008, Mr. Brennan received 500,000 shares of common stock, valued at $135,000 ($0.27 per share) for consulting services rendered and on October 2, 2008, the Company issued Mr. Brennan 1,000,000 shares of common stock valued at $50,000, or $0.05 per share, for additional consulting services rendered.

Between February and July 2009, Mr. Brennan received a total of 5,500,000 shares of common stock for additional consulting services rendered at prices ranging from $0.015 to $0.154 per shares, for  an aggregate value of $383,213.

(3)	Mr. Hollander was named Chief Financial Officer effective November 1, 2008. He receives a monthly salary of $10,000.

On February 5, 2009 and July 16, 2009, Mr. Hollander received 3,000,000 shares of common stock at $0.01538 per share and 1,000,000 shares of common stock at $0.1545 per share, respectively, for additional financial consulting services rendered.  The aggregate fair market value of these issuances was $46,125 and $154,500 respectively.

(4)
In January 2006, Ms. Patterson was granted options to purchase 100,000 shares of the common stock of the Company at an exercise price of $0.14 per share.  The options vest in 20,000 annual increments and expire on January 26, 2011.

On September 18, 2008, Ms. Patterson was granted a three-year option to purchase 500,000 shares of common stock at $0.10 per share. The fair market value of the options was determined to be $39,320.

On February 5, 2009, Ms. Patterson received five-year options to purchase 1,000,000 shares of common stock at an exercise price of $0.01538 per share, for a total fair market value of $12,979 .

Compensation Committee Interlocks and Insider Participation

Compensation of executive officers is determined by the Board of Directors.

Michael W. Brennan

Effective August 2, 2006, we entered into a five-year employment arrangement with Michael W. Brennan where he became the Chief Executive Officer of the Company. The arrangement provides for the following:

•
Compensation of $10,000 per month, payable $5,000 in cash and $5,000 in the Company’s common stock (value of stock at $0.10 per share), issuable as each month of service occurs, for a period of five years.  The annual valuation of this compensation is $60,000 in cash and 600,000 restricted common shares.  Between September 1, 2007 and December 31, 2007, Mr. Brennan also received 50,000 shares each month of the common stock of the Company’s Nevada subsidiary, Micro Imaging Technology.  As of November 1, 2008, Mr. Brennan’s cash salary increased to $15,000 per month.

•
For each year of service, Mr. Brennan is granted two-year warrants to purchase 100,000 shares of restricted common stock at an exercise price of $0.30 per share.  Such warrants vest in their entirety at the conclusion of each year of service.

Compensation of Directors

In October 2006, the Board of Directors authorized following compensation outlined below.  Mr. Hollander was named Chief Financial Officer of the Company and, as of November 1, 2008, no longer receives the compensation authorized for outside members.

•
that Victor A. Hollander and Ralph W. Emerson and all other outside individuals appointed to the Board of Directors initially be issued 100,000 shares of the Company’s common stock and those shares will be registered, at the Company’s convenience, through an S-8 Registration Statement with the Securities and Exchange Commission.

•	that all outside members of the Board of Directors receive an option to purchase 100,000 shares of the Company’s common stock on the annual anniversary date of their service to the Board.

•
that each outside Board member shall be paid $1,000 for attendance to each Board of Directors meeting and $500 for participating in telephonic Board Meetings. Additionally, all expenses related to serving as a member of the Board of Directors must be approved in advance by the Chairman of the Board and will be reimbursed by the Company.

•
that the outside Board member appointed to and serving as the Chairman of the Finance Committee, Victor A. Hollander, will receive an additional annual compensation of $24,000.  Note that as of November 1, 2008, when Mr. Hollander was named Chief Financial Officer, the Finance Committee was dissolved.

•	that the outside Board member appointed to and serving as the Chairman of the Science Advisory Committee, Ralph W. Emerson, will receive an additional annual compensation of $18,000.

Director Compensation Table

				Non-Equity	Nonqualified
	Fees Earned			Incentive	Deferred	All
	or Paid in	Stock	Option	Plan	Compensation	Other
Director	Cash (1)	Awards	Awards(2)(3)	Compensation	Earnings	Compensation	Total

Ralph W. Emerson	$18,000	—	$14,837	—	—	—	$32,837

(1)	Represents annual fees for committee chairmanship plus all meeting attendance fees earned by non-employee directors in fiscal 2009.

(2)
The amounts shown are the aggregate grant date fair value related to the grants of options to non-employee directors in 2009.  All options granted to directors vest in full on the grant date.  Consequently, there are no unvested option awards granted to non-employee directors as of October 31, 2009.

Equity Compensation Plans

1999 Stock Option Plan

In May 1999, the Company adopted the 1999 Stock Option Plan (the “Plan”). Under the Plan, incentive and non-qualified stock options for 1,000,000 shares of common stock may be issued. Incentive stock options may be issued to any employee of the Company; are exercisable in installments as determined by the Board of Directors or the Compensation and Benefits Committee; and may be granted for not more than ten years (five years in the case of any employee who owns or is considered to own more than 10% of the common stock). Incentive stock options may not be exercisable for less than 100% of the fair market value of the common stock on the date of grant (110% of fair market value in the case of a more than 10% shareholder). Non-qualified stock options may be granted to employees, directors, consultants and advisors of the Company. Non-qualified stock options may not be granted for more than ten years, are exercisable in installments as determined by the Board or Compensation and Benefits Committee, and may not be exercisable for less than 100% of the fair market value of the common stock on the date of grant.  In September 2008, the Company granted 140,000 options to purchase common stock at $0.10 per share to a key employee and as of October 31, 2009, the total number of shares authorized under the 1999 Stock Option Plan, 1,000,000, has been issued at exercise prices ranging from $0.10 to $0.94 per share.

2008 Employee Benefit Plan

Effective December 3, 2007, the Company adopted the Micro Imaging Technology 2008 Employee Benefit Plan.  Under the Plan, the Company can grant up to three (3) million shares of common stock or options to purchase common stock to eligible employees, directors, officers, consultants, or advisors of the Company.  Eligibility is determined by the Board of Directors.  During 2007, a total of 2 million shares of common stock were granted under the plan to Michael Brennan and Victor Hollander in lieu of payment for consulting services rendered.  An additional one (1) million shares were issued under this Plan in March 2008 to Messrs. Brennan and Hollander.  As of October 31, 2009, the total number of shares authorized under the Plan has been issued.

2008 Employee Incentive Stock Program

In May 2008, the Company adopted the 2008 Employee Incentive Stock Program, authorizing the Company to grant up to three (3) million shares of common stock or options to purchase common stock to eligible employees, directors, officers, consultants, or advisors to the Company.  Eligibility is determined by the Board of Directors.  On May 1, 2008, the Board authorized the issuance of a total of 584,472 shares of common stock under the Plan to various individuals, including officers and directors, in exchange for the cancellation of loans and interest as well as fees and expenses due them from the Company.  On June 12, 2009, the Board granted a consultant to the Company two (2) million shares of common stock for consulting services.  As of October 31, 2009, there were 415,538 shares or options available for issuance remaining under the 2008 Employee Incentive Stock Program.  In November 2009, 50,000 shares were issued to the Company’s legal counsel in partial payment for services rendered.

2009 Employee Benefit Plan

In October 2008, the Company adopted the 2009 Employee Benefit Plan, authorizing the Company to grant up to four (4) million shares of common stock or options to purchase common stock to eligible employees, directors, officers, consultants, or advisors to the Company.  Eligibility is determined by the Board of Directors.  During fiscal 2008, the Board authorized the issuance of a total of 2,250,000 shares of common stock under the Plan to various individuals, including 2,000,000 shares to officers and directors, in lieu of payment for services rendered.  An additional 500,000 shares were issued to Michael Brennan on May 1, 2009 for additional management services rendered.  As of October 31, 2009, there were 1,250,000 shares or options available for issuance remaining under the 2009 Employee Benefit Plan.  During November 2009, the balance of 1,250,000 shares were issued to the Company’s legal firms for services rendered.

2010 Employee Benefit Plan

In January 2010, the Company adopted the 2010 Employee Benefit Plan, authorizing the Company to grant up to twelve (12) million shares of common stock or options to purchase common stock to eligible employees, directors, officers, consultants, or advisors to the Company.  As with all other plans adopted by the Company, eligibility is determined by the Board of Directors.  As of April 30, 2010, the Board of Directors had authorized the issuance of 4,000,000 shares of common stock under this Plan to two consultants for services rendered.

Other Options

In May 2009, the Company granted options to purchase two (2) million shares of common stock at $0.03 per share to a consultant for services rendered.  The options expire on May 1, 2012.

In August 2009, the Company issued options to purchase 100,000 shares of common stock to Chief Executive Officer and Director, Michael Brennan, in connection with this annual compensation arrangement.  The options are exercisable for two (2) years at an exercise price of $0.30 per share.

Also in August 2009, the Company also issued options to purchase 100,000 shares of common Stock to Ralph W. Emerson, Director, for his annual service as Chairman of the Company’s Science Advisory Board.  The options are exercisable at $0.15 per share and expire on August 3, 2011.

See PART II, Item 5, “Market for Registrant’s Common Equity and Related Stockholder Matters.”

All options are non-transferable except by will or the laws of descent and distribution and terminate six months after death or termination of employment due to permanent disability and three months after employment terminates for any other reason.

The following table sets forth summary information regarding the outstanding equity awards held by the Company’s named executive officers and directors at October 31, 2009:

	Option Awards				Stock Awards
	Number of	Number of			Number of	Market Value
	Securities	Securities			Shares or	of Shares
	Underlying	Underlying			Units of	or Units
	Unexercised	Unexercised	Option	Option	Stock that	of Stock That
	Options	Options	Exercise	Expiration	Have Not	Have Not
Name	Exercisable	Unexercisable	Price	Date	Vested	Vested

Michael W. Brennan	100,000	—	$0.30	08/03/10	—	—
	100,000	—	$0.30	08/03/11	—	—
	100,000	—	$0.10	09/18/11	—	—

Ralph W. Emerson	100,000	—	$0.28	08/03/10	—	—
	100,000	—	$0.15	08/03/11	—	—

Victor A. Hollander	100,000	—	$0.28	08/03/10	—	—
	500,000	—	$0.10	09/18/11	—	—

Catherine A. Patterson	100,000	—	$0.28	01/26/11	—	—
	500,000	—	$0.10	09/18/11	—	—
	1,000,000	—	$0.02	02/05/14

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

PRINCIPAL SHAREHOLDERS

The following table sets forth information as of January 28, 2010 with respect to the common stock and Convertible Preferred Stock owned by the only persons known by us to own beneficially 5% or more of any of these classes of stock, by each director and by all directors and officers as a group.

Name **	Common Stock (1)(2)	% of Class	Convertible Preferred Stock(3)	% of Class	% of Voting Power (4)
Michael W. Brennan 970 Calle Amanecer, Suite F San Clemente, CA 92673	11,248,600	8.8%	—	—	8.6%
Ralph W. Emerson	413,333	*	—	—	*
Anthony M. Frank 320 Meadowood Court Pleasant Hill, CA 94523	57,635,586	45.1%	—	—	44.2%
Victor A. Hollander 9601 Wilshire Blvd., Suite M-200 Beverly Hills, CA 90210	7,436,436	5.8%	—	—	5.7%
Estate of Harry M. O’Hare, Sr. (5) 1000 El Centro S. Pasadena, CA 91030	86,483	*	931,629	35.8%	*
Catherine Patterson	1.650,112	1.3%	2,906	*	1.3%
All officers and directors as a group (4 persons)	20,748,481	16.2%	2,906	*	15.9%

*	Less than 1%

**	Includes address of five percent or more shareholders of any class.

(1)
Includes 83,983 shares of common stock issued upon conversion of Class B common stock held by founder, Harry M. O’Hare, who passed away in November 2006.  Pursuant to the restrictions imposed on the Class B common stock by the California Corporation Commission prior to the Company’s initial public offering in 1987, upon the death of Mr. O’Hare, the Class B common stock automatically converts into share of common stock on a share-for-share basis.

(2)
Includes currently exercisable warrants or options to purchase an aggregate of 3,600,000 shares of the Company’s common stock held by the officers and directors referred to in the above table. See also Item 11 - “Executive Compensation – Equity Compensation Plans.”

(4)
The Convertible Preferred Stock was convertible into common stock only if specified earnings or market prices of the common stock were achieved prior to October 31, 1990. The specified earnings and market prices were not achieved and as of January 31, 1991, we were required to redeem these shares at $0.01 per share as of the fiscal year ended October 31, 1999.  See Part II - Item 5 - “Market for Registrant’s Common Equity and Related Stockholder Matters.”

(5)	Reflects the voting rights of the common stock and Convertible Preferred Stock, each of which carries one vote per share.

(5)	Mr. O’Hare, the Company’s founder, passed away on or about November 13, 2006.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Mr. Michael W. Brennan

Between January 17 and July 1, 2008, Mr. Brennan loaned the Company a total of $130,000, at 8% per annum, payable on demand.  Of that amount, $62,000 was repaid to Mr. Brennan as of October 31, 2009, with an additional $11,000 repaid in November 2008.  On December 1, 2008, Mr. Brennan converted the remaining $57,000 in principal loans and $5,148.49 in accrued interest into common stock.  At the same time, Mr. Brennan converted $66,848 in accrued fees and expenses into common stock at a fair market value of approximately $0.10 per share.  Mr. Brennan received a total of 1,250,000 shares of common stock pursuant to the conversion.

Fees	$65,000.00
Expenses	1,848.00
Principal Loans	57,000.00
Interest	5,148.49
TOTAL	$128,996.49

Between November 1, 2008 and October 31, 2009, Mr. Brennan received a total of 600,000 shares of common stock for services rendered pursuant to his employment arrangement.

Between February and July 2009, Mr. Brennan was issued a total of 5,500,000 shares of common stock for additional services rendered.

Between May 8 and June 10, 2009, Mr. Brennan loaned the Company a total of $95,000 at 6% per annum, payable on demand.

Mr. Brennan received the following option grants during fiscal 2009:

GRANT DATE	NUMBER GRANTED	EXERCISE PRICE	FAIR MARKET VALUE	REASON GRANTED
08/03/09	100,000	$0.30	$14,772	Per consulting arrangement

Mr. Anthony M. Frank

On September 5, 2007, Mr. Frank loaned the Company $250,000 at 12% interest and on November 3, 2008, he loaned the Company an additional $150,000 at an interest rate of 8% per annum.  On December 15, 2008, Mr. Frank entered into Debt Conversion Agreements waiving $39,746 in accrued interest and converting the principal loans to shares of common stock at $0.045 per share.

On or about December 15, 2008, Mr. Frank entered into a Securities Purchase Agreement to purchase $300,000 in convertible debentures, the proceeds of which were received by the Company between December 2008 and February 2009. On February 27, 2009, Mr. Frank elected to convert all of the above $300,000 in debentures, plus $3,288 in interest accrued thereon, into common stock at $0.0096 per share.  He received a total of 31,592,467 shares upon the conversion.
Mr. Frank purchased an additional $75,000 convertible debenture on March 16, 2009 which remains outstanding and bears interest at 6% per annum.

On September 23, 2009, Mr. Frank loaned the Company the sum of $64,000 at 6% annual interest.  The loan matures on March 23, 2009 or when the Company receives at least $100,000 in other financing, whichever first occurs.

Mr. Victor A. Hollander

Mr. Hollander was named Chief Financial Officer as of November 1, 2008 and receives $10,000 per month for his service.  As of October 31, 2009, the Company owed Mr. Hollander a total of $111,000 in accrued monthly fees.

On February 5, 2009 and July 16, 2009, Mr. Hollander was issued 3,000,000 and 1,000,000 shares of common stock, respectively, for additional services rendered.

Miscellaneous

The Board of Directors has adopted a policy that no transaction between us and any officer, director, employee or members of their family shall be entered into without the full disclosure of the transaction to and the approval of the transaction by the non-interested members of the Board of Directors. Furthermore, except for routine supply and sales agreement, no agreements will be entered into regarding royalties, distributorships, supply agreements, sales agreements, the borrowing of money or the sale or granting of securities or options or the leasing or buying of property by us, or any other type of contract over three months or $50,000 without the approval of the Board of Directors.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 500,000,000 shares of Common Stock, $0.01 par value per share, of which 144,594,187  shares were issued and outstanding as of May 21, 2010.

The holders of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by the stockholders. The holders of Common Stock are entitled to receive dividends ratably, when, as and if declared by the Board of Directors, out of funds legally available therefore. In the event of a liquidation, dissolution or winding-up of our business, the holders of Common Stock are entitled to share equally and ratably in all assets remaining available for distribution after payment of liabilities.

The holders of shares of Common Stock, as such, have no conversion, preemptive, or other subscription rights and there are no redemption provisions applicable to the Common Stock. According to the Company’s counsel, Dieterich & Mazarei, all of the outstanding shares of Common Stock are, and the Common Stock offered hereby, when issued will be, validly issued, fully paid and non-assessable.

We have never paid any cash dividends on our Common Stock and do not anticipate paying any cash dividends in the foreseeable future. We intend to retain future earnings to fund ongoing operations and future capital requirements of our business. Any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon our financial condition, results of operations, capital requirements and such other factors as the Board of Directors deems relevant.

Transfer agent and registrar

The transfer agent of our common stock is American Stock Transfer & Trust Company, LLC, whose address is 59 Maiden Lane, Plaza Level, New York, NY 10038.  The phone number of the transfer agent is (800) 937-5449.

PLAN OF DISTRIBUTION

The purpose of this prospectus is to permit the selling stockholder to offer and resell up to 11,000,000 shares of our common stock at such times and at such places as it chooses. To the extent required, we may amend and supplement this prospectus from time to time to describe a specific plan of distribution. The decision to sell any shares offered pursuant to this prospectus is within the sole discretion of the selling stockholder.

The distribution of the common stock by the selling stockholder may be effected from time to time in one or more transactions. Any of the common stock may be offered for sale, from time to time, by the selling stockholder at prices and on terms then obtainable, at fixed prices, at prices then prevailing at the time of sale, at prices related to such prevailing prices, or in negotiated transactions at negotiated prices or otherwise. The common stock may be sold by one or more of the following:

• On the OTC Bulletin Board or any other national common stock exchange or automated quotation system on which our common stock is traded, which may involve transactions solely between a broker-dealer and its customers which are not traded across an open market and block trades.

• Through one or more dealers or agents (which may include one or more underwriters), including, but not limited to:

• Block trades in which the broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus.

• Purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus.

• Ordinary brokerage transactions.

• Transactions in which the broker solicits purchasers.

• Directly to one or more purchasers.

• A combination of these methods.

Dutchess and any broker-dealers who act in connection with the sale of its shares are "underwriters" within the meaning of the Securities Act, and any discounts, concessions or commissions received by them and profit on any resale of the shares as principal may be deemed to be underwriting discounts, concessions and commissions under the Securities Act. Because the selling stockholder is an "underwriter" within the meaning of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act, including Rule 172 thereunder.

The selling stockholder or its underwriters, dealers or agents may sell the common stock to or through underwriters, dealers or agents, and such underwriters, dealers or agents may receive compensation in the form of discounts or concessions allowed or reallowed. Underwriters, dealers, brokers or other agents engaged by the selling stockholder may arrange for other such persons to participate. Any fixed public offering price and any discounts and concessions may be changed from time to time. Underwriters, dealers and agents who participate in the distribution of the common stock may be deemed to be underwriters within the meaning of the Securities Act, and any discounts or commissions received by them or any profit on the resale of shares by them may be deemed to be underwriting discounts and commissions thereunder. The proposed amounts of the common stock, if any, to be purchased by underwriters and the compensation, if any, of underwriters, dealers or agents will be set forth in a prospectus supplement.

Unless granted an exemption by the SEC from Regulation M under the Exchange Act, or unless otherwise permitted under Regulation M, the selling stockholder will not engage in any stabilization activity in connection with our common stock, will furnish each broker or dealer engaged by the selling stockholder and each other participating broker or dealer the number of copies of this prospectus required by such broker or dealer, and will not bid for or purchase any common stock of our or attempt to induce any person to purchase any of the common stock other than as permitted under the Exchange Act.

We will not receive any proceeds from the sale of these shares of common stock offered by the selling stockholder. We shall use our reasonable efforts to prepare and file with the SEC such amendments and supplements to the registration statement and this prospectus as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the disposition of the common stock covered by the registration statement for the period required to effect the distribution of such common stock.

We are paying certain expenses (other than commissions and discounts of underwriters, dealers or agents) incidental to the offering and sale of the common stock to the public. If we are required to update this prospectus during such period, we may incur additional expenses in excess of the amount estimated above. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act and the Exchange Act, subject to certain exceptions.

In order to comply with certain state securities laws, if applicable, the common stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states the shares of common stock may not be sold unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

CHANGES AND DISAGREEMENTS WITH ACCOUNTANTS

None.

LEGAL MATTERS

Selected legal matters with respect to the validity of the securities offered by this prospectus will be passed upon for us by Dieterich & Mazarei, Los Angeles, California.

EXPERTS

The financial statements as of and for the years ended October 31, 2009 and 2008, included in this prospectus have been audited by Jeffrey S. Gilbert, CPA, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 with the SEC for the stock offered pursuant to this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. For further information with respect to us and the common stock offered hereby, please refer to the registration statement and its exhibits and schedules for further information relating to us and our common stock.

We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934 and in accordance therewith file reports, proxy statements and other information with the SEC. Such reports, proxy statements, other information and a copy of the registration statement may be inspected by anyone without charge and copies of these materials may be obtained upon the payment of the fees prescribed by the SEC, at the Public Reference Room maintained by the SEC at Room 1580, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of this public reference room by calling 1-800-SEC-0330. The Registration Statement, including all exhibits and schedules and amendments, has been filed with the SEC through the Electronic Data Gathering Analysis and Retrieval system and is available to the public from the SEC's web site at http://www.sec.gov.

MICRO IMAGING TECHNOLOGY, INC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Audited Annual Financial Statements of Micro Imaging Technology, Inc.
Report of Independent Registered Public Accounting Firm	F-1
Consolidated Balance Sheets at October 31, 2009 and 2008	F-2
Consolidated Statements of Operations for the Two Years Ended October 31, 2009 and 2008 and Cumulative period from November 1, 2005 through October 31, 2009	F-3
Consolidated Statements of Stockholders' Deficit for the Two Years Ended October 31, 2009 and 2008	F-4
Consolidated Statements of Cash Flows for the Two Years Ended October 31, 2009 and 2008 and Cumulative period from November 1, 2005 through October 31, 2009	F-6
Notes to Consolidated Financial Statements	F-8

Unaudited Quarterly Financial Statements of Micro Imaging Technology, Inc.
Condensed Consolidated Balance Sheet at April 30, 2010	F-24
Condensed Consolidated Statements of Operations for the Six Months Ended April 30, 2010 and 2009	F-25
Condensed Consolidated Statements of Cash Flows for the Six Months Ended April 30, 2010 and 2009	F-26
Notes to Condensed Consolidated Financial Statements	F-28

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
Micro Imaging Technology, Inc.

I have audited the consolidated balance sheets of Micro Imaging Technology, Inc. and Subsidiary (the “Company”) (A Development Stage Company) as of October 31, 2009 and 2008 and the related consolidated statements of operations, stockholders’ deficit and cash flows for the years then ended.  These consolidated financial statements are the responsibility of the Company’s management.  My responsibility is to express an opinion on these consolidated financial statements based on my audit.

I conducted my audits in accordance with standards of the Public Company Accounting Oversight Board (United States).  Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, I express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation.  I believe my audit provides a reasonable basis for my opinion.

In my opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Micro Imaging Technology, Inc. and Subsidiary (A Development Stage Company) as of October 31, 2009 and 2008 and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern.  As discussed in Note 2 to the consolidated financial statements, the Company has limited liquid resources, negative working capital, recurring losses with an accumulated deficit of $39,585,919 at October 31, 2009, and is seeking to implement its business plan, which requires the Company to complete the development and marketing the new product and/or raise capital through the sale of the Company’s common stock or borrowings.  These matters raise substantial doubt about its ability to continue as a going concern.  Management’s plans in regard to these matters are also discussed in Note 2.  The consolidated financial statements do not include any adjustment that might result from the outcome of this uncertainty.

Jeffrey S. Gilbert, CPA

Los Angeles, California
February 9, 2010

Micro Imaging Technology, Inc. and Subsidiary
(A Development Stage Company)

Consolidated Balance Sheets
	October 31,	October 31,
	2009	2008
ASSETS
Current assets:
Cash	$2,148	$1,255
Inventories	90,904	98,497
Prepaid expenses	11,799	11,799
Total current assets	104,851	111,551

Fixed assets, net	45,571	72,135

Unamortized prepaid costs and fees related to issuance of convertible debentures	19,772	410,713

Total assets	$170,194	$594,399

LIABILITIES AND STOCKHOLDERS' (DEFICIT)

Current liabilities:
Notes payable to stockholders	$219,000	$318,000
Trade accounts payable	369,369	200,459
Accounts payable to officers and directors	185,006	89,245
Accrued payroll	89,800	36,391
Other accrued expenses	45,149	88,022
Total current liabilities	908,324	732,117

Long term liabilities:
Convertible debentures	75,000	460,000
Redeemable convertible preferred stock, $0.01 par value; 2,600,000 shares authorized, issued and outstanding at October 31, 2009 and 2008, respectively.	26,000	26,000
Total long term liabilities	101,000	486,000

Total liabilities	1,009,324	1,218,117

Commitments and contingencies

Stockholders' (deficit):
Common stock, $0.01 par value; 500,000,000 shares authorized; 119,494,187 shares and 40,485,523 shares issued and outstanding at October 31, 2009 and 2008, respectively.	1,194,942	404,853
Additional paid-in capital	37,551,847	35,081,456
Accumulated deficit from previous operating activities	(27,809,201)	(27,809,201)
Deficit accumulated during the development stage	(11,776,718)	(8,300,826)
Total stockholders' (deficit)	(839,130)	(623,718)
Total liabilities and stockholders' (deficit)	$170,194	$594,399

 The accompanying notes are an integral part of these consolidated financial statements.

Micro Imaging Technology, Inc. and Subsidiary
(A Development Stage Company)

Consolidated Statements of Operations

For  the Two Years in the Periods Ended October 31, 2009 and 2008
 and Cumulative period from November 1, 2005 through October 31, 2009

			Cumulative period
			from
			November 1, 2005
			through
	October 31,		October 31, 2009
	2009	2008	(Unaudited)

Sales	$18,000	$-	$58,000
Cost of Sales	10,970	-	29,886

Gross profit	7,030	-	28,114

Operating costs and expenses:
Research and development	973,344	1,114,059	3,656,121
Sales, general and administrative	1,937,638	1,212,930	4,957,205

Total operating expenses	2,910,982	2,326,989	8,613,326

Loss from operations	(2,903,952)	(2,326,989)	(8,585,212)

Other income (expense):
Interest income	1	169	11,353
Interest expense	(760,230)	(129,242)	(3,360,726)
Other income (expense), net	189,889	(4,314)	164,267
Other income (expense), net	(570,340)	(133,387)	(3,185,106)

Loss from continuing operations:
Before provision for income tax	(3,474,292)	(2,460,376)	(11,770,318)
Provision for income tax	(1,600)	(1,600)	(6,400)

Net loss	$(3,475,892)	$(2,461,976)	$(11,776,718)

Net loss per share, basic and diluted	$(0.04)	$(0.07)

Shares used in computing net loss per share, basic and diluted	89,695,596	35,487,955

The accompanying notes are an integral part of these consolidated financial statements.

Micro Imaging Technology, Inc. and Subsidiary
(A Development Stage Company)

Consolidated Statements of Stockholders’ (Deficit)

For  the Two Years Ended October 31, 2009 and 2008

			Additional
	Common	Common	Paid-in	Accumulated
	Stock	Stock	Capital	(Deficit)	Total
Balance, October 31, 2007	32,215,781	$322,158	33,133,341	$(33,648,051)	$(192,552)

Common stock issued to officers for services, $0.35 per share	75,000	750	25,500	-	26,250
Common stock issued to officers for services, $0.30 per share	75,000	750	21,750	-	22,500
Common stock issued to officers for services, $0.27 per share	75,000	750	19,500	-	20,250
Common stock issued to officers for services, $0.25 per share	225,000	2,250	54,000	-	56,250
Common stock issued to officers for services, $0.23 per share	75,000	750	16,500	-	17,250
Common stock issued to officers for services, $0.20 per share	75,000	750	14,250	-	15,000
Common stock issued to officers for services, $0.18 per share	75,000	750	12,750	-	13,500
Common stock issued to officers for services, $0.15 per share	75,000	750	10,500	-	11,250
Common stock issued to officers for services, $0.14 per share	75,000	750	9,750	-	10,500
Common stock issued to officers for services, $0.035 per share	75,000	750	1,875	-	2,625

Common stock issued to officers, directors and consultants for debt, $0.30 per share	584,472	5,845	169,497	-	175,342

Common stock issued to consultants for services, $0.28 per share	1,000,000	10,000	270,000	-	280,000
Common stock issued to consultants for services, $0.25 per share	275,000	2,750	66,000	-	68,750
Common stock issued to consultants for services, $0.08 per share	250,000	2,500	17,500	-	20,000

Common stock issued to officers and directors for consulting services, $0.27 per share	1,000,000	10,000	260,000	-	270,000
Common stock issued to officers and directors for consulting services, $0.05 per share	2,000,000	20,000	80,000	-	100,000

Common stock issued in private placement offering, $0.167 per share	360,000	3,600	56,400	-	60,000
Common stock issued in private placement offering, $0.12 per share	1,100,000	11,000	121,000	-	132,000

Common stock issued as commission, $0.40 per share	600,000	6,000	234,000	-	240,000

Common stock issued upon exercise of warrants, $0.06 per share	200,000	2,000	10,000	-	12,000

Common stock of subsidiary issued to employees and consultants, $0.001 per share	-	-	150	-	150

Options and warrants granted to employees and consultants for services	-	-	323,860	-	323,860

Interest recognized on beneficial conversion feature of convertible debentures issued	-	-	153,333	-	153,333
Net loss				(2,461,976)	(2,461,976)
Balance, October 31, 2008	40,485,253	$404,853	35,081,456	$(36,110,027)	$(623,718)

The accompanying notes are an integral part of these consolidated financial statements.

Micro Imaging Technology, Inc. and Subsidiary
(A Development Stage Company)

Consolidated Statements of Stockholders’ (Deficit) (Continued)

For  the Two Years Ended October 31, 2009 and 2008

			Additional
	Common	Common	Paid-in	Accumulated
	Stock	Stock	Capital	(Deficit)	Total
Balance, October 31, 2008	40,485,253	$404,853	35,081,456	$(36,110,027)	$(623,718)

Common stock issued to officers, directors and consultants
for services, $0.012 per share	75,000	750	150		900
for services, $0.015375 per share	12,000,000	120,000	64,500		184,500
for services, $0.0155 per share	75,000	750	413		1,163
for services, $0.01765 per share	75,000	750	574		1,324
for services, $0.018625 per share	75,000	750	647		1,397
for services, $0.04 per share	75,000	750	2,250		3,000
for services, $0.053675 per share	75,000	750	3,276		4,026
for services, $0.056175 per share	500,000	5,000	23,088		28,088
for services, $0.0625 per share	75,000	750	3,938		4,688
for services, $0.07 per share	1,071,429	10,714	64,286		75,000
for services, $0.088 per share	75,000	750	5,850		6,600
for services, $0.09 per share	75,000	750	6,000		6,750
for services, $0.11 per share	75,000	750	7,500		8,250
for services, $0.1165 per share	2,000,000	20,000	213,000		233,000
for services, $0.1405 per share	75,000	750	9,788		10,538
for services, $0.152 per share	75,000	750	10,650		11,400
for services, $0.1545 per share	6,100,000	61,000	881,450		942,450

Common stock issued for convertible debt, $0.009 per share	3,888,885	38,889	(3,889)	-	35,000
Common stock issued for convertible debt, $0.009 per share	31,592,467	315,925	(12,555)	-	303,370
Common stock issued for convertible debt, $0.012825 per share	1,169,589	11,696	3,304	-	15,000
Common stock issued for convertible debt, $0.04554 per share	8,783,416	87,834	312,166	-	400,000

Common stock issued in settlement of lawsuit, $0.0748 per share	5,899,997	59,000	384,745	-	443,745

Common stock issued in private placement offering, $0.05 per share	2,000,000	20,000	80,000	-	100,000

Common stock issued to officers, directors and consultants
for debt, $0.10 per share	1,250,000	12,500	116,496	-	128,996
for debt, $0.052925 share	175,000	1,750	7,512	-	9,262
for debt, $0.015375 per share	1,678,151	16,782	9,020	-	25,802

Options and warrants granted to employees and consultants for services	-	-	101,234	-	101,234

Interest recognized on beneficial conversion feature of convertible debentures issued	-	-	175,000	-	175,000
Net loss				(3,475,892)	(3,475,892)
Balance, October 31, 2009	119,494,187	$1,194,942	37,551,847	$(39,585,919)	$(839,130)

The accompanying notes are an integral part of these consolidated financial statements.

Micro Imaging Technology, Inc. and Subsidiary
(A Development Stage Company)

Consolidated Statements of Cash Flows

For  the Two Years Ended October 31, 2009and 2008
and Cumulative period from November 1, 2005 through October 31, 2009

			Cumulative period
			from
			November 1, 2005
			through
	October 31,		October 31, 2009
	2009	2008	(Unaudited)
Cash flows from operating activities:
Net loss	$(3,475,892)	$(2,461,976)	$(11,776,718)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	27,864	27,732	98,266
Amortization of costs and fees related to convertible debentures	565,941	80,420	646,361
Common stock issued for services	908,627	348,750	1,353,377
Common stock issued to officers and directors for services	623,860	585,375	2,464,985
Common stock issued for shares of subsidiary stock	-	-	254,000
Common stock of subsidiary issued to employees and consultants	-	150	2,815
Common stock issued as a commission	-	-	3,000
Common stock issued for accounts payable	-	187,342	229,565
Common stock issued to former licensee	-	-	41,319
Common stock issued/recovered on cancelled agreements	-	-	20,478
Non-cash compensation for stock options and warrants	101,234	323,860	564,004
Interest expense related to beneficial conversion feature	-	-	1,944,800
Interest paid with common stock	-	-	104,836
Interest on notes receivable for common stock	-	-	(1,373)

(Increase) decrease in assets:
Prepaid expenses	-	588	13,792
Inventories	7,593	(26,091)	(90,904)
Increase (decrease) in liabilities:
Trade accounts payable	175,229	109,656	244,993
Accounts payable to officers and directors	187,086	24,745	239,460
Accrued payroll and other expenses	47,651	56,132	21,854
Net cash used in operating activities	(830,807)	(743,317)	(3,621,089)

Cash flows from investing activities:
Purchase of fixed assets	(1,300)	(4,655)	(137,354)
Net cash used in investing activities	(1,300)	(4,655)	(137,354)

Micro Imaging Technology, Inc. and Subsidiary
(A Development Stage Company)

Consolidated Statements of Cash Flows (Continued)

For Each of the Two Years in the Period Ended October 31, 2009 and 2008
and Cumulative period from November 1, 2005 through October 31, 2009

			Cumulative period
			from
			November 1, 2005
			through
	October 31,		October 31, 2009
	2009	2008	(Unaudited)
Cash flows from financing activities:
Principal payments on notes payable to stockholder	(11,000)	(62,000)	(1,073,000)
Proceeds from issuance of convertible debentures	375,000	460,000	865,000
Costs and fees related to issuance of convertible debentures	-	(97,800)	(97,800)
Proceeds from issuance of notes payable to a related party	369,000	130,000	1,005,800
Proceeds from issuance of common stock, net	100,000	192,000	1,865,294
Net cash provided by financing activities	833,000	622,200	2,565,294

Net change in cash	893	(125,772)	(1,193,150)

Cash at beginning of period	1,255	127,027	1,195,298

Cash at end of period	$2,148	$1,255	$2,148

Supplemental Disclosure of Cash Flow Information

Interest paid	$3,039	$1,612	$6,570
Income taxes paid	$1,600	$1,600	$15,440

Supplemental Schedule of Non-Cash Investing and Financing Activities

Beneficial conversion feature of convertible debentures	$175,000	$-

Prepaid costs and fees related to beneficial
conversion feature of convertible debentures	$-	$131,667

Common stock issued as commission for convertible debentures	$-	$240,000

Conversion of notes payable to a director
to shares of common stock	$-	$20,274

Conversion of notes payable, majority stockholder,
to shares of common stock	$400,000	$-

Conversion of other notes payable to shares of common stock	$760,000	$-

Issuance of common stock in payment of liabilities	$191,759	$167,068

Micro Imaging Technology, Inc. and Subsidiary
(A Development Stage Company)
Notes to the Consolidated Financial Statements
October 31, 2009 and October 31, 2008

1.                                       Description of Business and Development Stage Company

Micro Imaging Technology, Inc. (the “Company”), a California corporation, is a holding company whose operations are conducted through its 81%-owned subsidiary.

The losses incurred to date which are applicable to the noncontrolling (minority) stockholders of the Company’s consolidated subsidiary, Micro Imaging Technology (MIT) exceed the value of the equity held by the noncontrolling stockholders.  Such losses have been allocated to the Company as the majority stockholder and are included in the net loss and accumulated deficit in the consolidated financial statements for the fiscal year ended October 31, 2009.   Commencing November 1, 2009, in accordance with the guidance provided under FASB Codification No. 810, (Consolidation-Noncontrolling Interests) the Company’s annual and interim reports will present losses by the subsidiary separately from that attributable to the parent and separately in the equity section of the balance sheets.

In 1997, the Company began marketing a small, point-of-use water treatment product aimed at the high purity segment of commercial and industrial water treatment markets. In February 2000, the Company formed Electropure EDI, Inc. (EDI), a wholly-owned Nevada subsidiary, through which all manufacturing and sales of its proprietary water treatment products were then conducted. In October 2005, the Company sold the assets of the EDI subsidiary and discontinued operations.

The Company acquired, in October 1997, an exclusive license to patent and intellectual property rights involving laser light scattering techniques to be utilized in the detection and monitoring of toxicants in drinking water. The Company formed Micro Imaging Technology (MIT) in February 2000, a wholly-owned Nevada subsidiary, to conduct research and development based upon advancements developed and patented from the licensed technology.  It is this technology that is being developed.

The Company is developing a non-biologically based system utilizing both proprietary hardware and software to rapidly (near real time) determine the specific specie of an unknown microbe present in a fluid with a high degree of statistical probability (“MIT System”).  It will analyze a sample presented to it and compare its characteristics to a library of known microbe characteristics on file.  At present, it is the Company’s only operation.

Effective with the sale of its EDI operation in October 2005, the Company’s planned principal operation, the further development and marketing of its remaining technology, has not produced any significant revenue and, as such, the Company, beginning with the fiscal year commenced November 1, 2005, is now considered a development stage enterprise.

2.                                       Basis of Presentation

The Company incurred net losses from continuing operations of $3,475,892 and $2,461,976 for the fiscal years ended October 31, 2009 and 2008, respectively.  At October 31, 2009 the Company had an accumulated deficit of $39,585,919 and is in default under the redemption provisions of its redeemable preferred stock (Note 8).  These raise substantial doubts about the Company’s ability to continue as a going concern. The Company has been able to secure operating capital through the sale of assets in fiscal 2005 and in the prior and current fiscal years through loans from an individual who is a related party and the largest stockholder, through the sale of convertible debentures and through the sale of the Company’s common stock in various private placement transactions.

The Company is also negotiating with private accredited investors and with an investment banking firm for the sale of its common stock in private placement transactions.  No assurances can be given that the Company can or will continue to obtain sufficient working capital through the sale of the Company’s securities, borrowing, or through the sale of assets or products that will generate sufficient revenues in the future to sustain ongoing operations. The Company’s ability to continue as a going concern will be dependent upon its ability to gain access to equity and debt capital or achieve profitable operations.

Micro Imaging Technology, Inc. and Subsidiary
(A Development Stage Company)
Notes to the Consolidated Financial Statements
October 31, 2009 and October 31, 2008

The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amount and classification of liabilities or any other adjustment that might be necessary should the Company be unable to continue as a going concern.

3.                                       Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its subsidiary, Micro Imaging Technology (“MIT”). As of October 31, 2005, the operations of the Company’s subsidiaries, Electropure EDI, Inc. and Electropure Holdings, LLC, were discontinued and the Company became a development stage company.  All significant intercompany balances and transactions have been eliminated in consolidation.

Cash and Cash Equivalents

The Company invests portions of its excess cash in highly liquid investments. Cash and equivalents include time deposits and commercial paper with original maturities of three months or less. As of October 31, 2009 and 2008, there was no cash or cash equivalents outstanding.

Impairment of Long-Lived Assets

The Company annually evaluates its long-lived assets, including identifiable intangible assets for potential impairment. When circumstances indicate that the carrying amount of an asset is not recoverable, as demonstrated by the projected undiscounted cash flows, an impairment loss is recognized. The Company’s management has determined that there was no such impairment present at October 31, 2009 and 2008.

Stock Based Compensation

The Company measures share based compensation at the grant date, based on the fair value of the award using the Black-Scholes Option Pricing Model, and recognizes such compensation as an expense over the employee’s requisite service period (generally the vesting period of the equity grant).

The Company recognized share-based compensation expense of $101,234 and $323,861 on options and warrants that vested during the fiscal years ended October 31, 2009 and 2008, respectively.

A summary of the activity under the Company’s stock option plans are included in Note 9.

Property and Equipment

Property and equipment are recorded at cost and are depreciated using the straight-line method over an expected useful life of 5 years. The leasehold improvements made to the Company’s leased facility are being depreciated over an expected useful life of 5 years. Expenditures for normal maintenance and repairs are charged to operations. The cost and related accumulated depreciation of assets are removed from the accounts upon retirement or other disposition, and the resulting profit or loss is reflected in the Statement of Operations. Renewals and betterments that materially extend the life of the assets are capitalized.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual amounts could differ from those estimates.

Micro Imaging Technology, Inc. and Subsidiary
(A Development Stage Company)
Notes to the Consolidated Financial Statements
October 31, 2009 and October 31, 2008

Advertising Costs

The Company charges advertising costs to expense as incurred.  The Company did not incur advertising expense during the fiscal years ended October 31, 2008 or 2009.

Research and Development

Research and development expenditures are charged to expense as they are incurred. The Company’s research and development activities include ongoing work on various uses of the micro imaging multi-angle laser light scattering technology. Contract research and development expenditures are expensed as incurred.

Fair Value of Financial Instruments

The estimated fair value amounts of all financial instruments on the Company’s balance sheet have been determined by using available market information and appropriate valuation methodologies. Fair value is described as the amount at which the instrument could be exchanged in a current transaction between informed willing parties, other than in a forced liquidation. However, considerable judgment is necessarily required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. The Company does not have any off balance sheet financial instruments.

The following methods and assumptions were used by the Company in estimating fair value disclosures for financial statements:

Cash and equivalents, notes receivable, trade accounts payable, current portion of notes payable and capital leases, and certain other current liability amounts reported in the balance sheet approximate fair value due to the short term maturities of these instruments.

The fair value of non-current notes payable is estimated by determining the net present value of future payments. The carrying amount on the balance sheet approximates the fair value as the interest rates approximate current market rates.

Income Taxes

The Company accounts for income taxes under the liability method. Under the liability method, deferred income taxes are determined based on differences between the financial reporting and tax bases of assets and liabilities. They are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company is required to adjust its deferred tax liabilities in the period when tax rates or the provisions of the income tax laws change. Valuation allowances are established to reduce deferred tax assets to the amounts expected to be realized.

Loss Per Share

Basic earnings (loss) per share excludes dilution and is calculated by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted earnings (loss) per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then share in the earnings (loss) of the entity. Common stock equivalents of 7,150,000 and 4.900,000 as of October 31, 2009 and 2008, respectively, have been omitted from the earnings (loss) per share calculation, as their effect would be antidilutive.

Micro Imaging Technology, Inc. and Subsidiary
(A Development Stage Company)
Notes to the Consolidated Financial Statements
October 31, 2009 and October 31, 2008

New Accounting Pronouncements

In May 2008, the Financial Accounting Standards Board issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles,” which identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles in the United States of America.  The sources of accounting principles that are generally accepted are categorized in descending order as follows:

a)
FASB Statements of Financial Accounting Standards and Interpretations, FASB Statement 133 Implementation Issues, FASB Staff Positions, and American Institute of Certificate Public Accountants (AICPA) Accounting Research Bulletins and Accounting Principles Board Opinions that are not superseded by actions of the FASB.

b)	FASB Technical Bulletins and, if cleared by the FASB, AICPA Industry Audit and Accounting Guides and Statements of Position.

c)
AICPA Accounting Standards Executive Committee Practice Bulletins that have been cleared by the FASB, consensus positions of the FASB Emerging Issues Task Force (EITF), and the Topics discussed in Appendix D of EITF Abstracts (EITF D-Topics).

d)
Implementation guides (Q&As) published by the FASB Staff, AICPA Accounting Interpretations, AICPA Industry Audit and Accounting Guides and Statements of Position not cleared by the FASB, and practices that are widely recognized and prevalent either generally or in the industry.

SFAS 162 is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to the auditing standards contained in AU Section 411, The Meaning of ‘Present Fairly in Conformity With Generally Accepted Accounting Principles. The Company does not believe that the adoption of SFAS 162 has had a material effect on its financial condition or results of operations.

On May 28, 2009, the FASB issued FAS 165, Subsequent Events (“FAS 165”) or ASC 855-10, Subsequent Events (“ASC 855-10”), which requires entities to evaluate subsequent events through the date financial statements are issued. Existing guidance on subsequent events was part of the AICPA Auditing Standards. FAS 165 or ASC 855-10 is not intended to change existing practice. It requires entities to recognize in the financial statements the effects of all subsequent events that provide additional evidence about conditions that existed at the date of the balance sheet, including estimates inherent in the process of preparing financial statements. FAS 165 or ASC 855-10 also requires entities to disclose the date through which subsequent events have been evaluated and the nature and estimated financial effects of certain subsequent events.  The Company adopted FAS 165 commencing May 1, 2009.  It has had no material impact on the Company’s financial statements.  The Company has evaluated subsequent events through February 9, 2010, which is the date these financial statements were issued.

On June 29, 2009, the FASB issued SFAS No. 168, “The FASB Accounting Standards CodificationTM and the Hierarchy of Generally Accepted Accounting Principles – a replacement of FASB Statement No. 162,” to supersede the existing U.S. GAAP hierarchy and establish the FASB Accounting Standards CodificationTM (the “FASB Codification”) as the sole source of authoritative non-governmental U.S. GAAP.  The FASB Codification does not change existing U.S. GAAP guidance but instead provides a consistent organizational structure to simplify user access to its contents.  Hereafter, the FASB will not issue new authoritative standards in the form of Statements, FSPs or EITF abstracts, but will update the FASB Codification.  The FASB Codification does not replace or affect guidance issued by the SEC or its staff for public entities’ filings with the SEC.  SFAS No. 168 is effective for financial statements issued for interim and annual periods ending after September 15, 2009.  Accordingly, beginning with the Company’s annual report for the year ended October 31, 2009, citing of authoritative accounting guidance made in the financial statements of the Company references the appropriate subjects or sections of the FASB Codification.

Micro Imaging Technology, Inc. and Subsidiary
(A Development Stage Company)
Notes to the Consolidated Financial Statements
October 31, 2009 and October 31, 2008

SFAS No. 166 eliminates the concept of qualifying special-purpose entities (“QSEPs”) and their exemption from consolidation in the financial statements of a transferor of financial assets.  In addition, SFAS No. 166 modifies and clarifies the conditions for derecognition of transferred financial assets, including partial transfers and subsequent measurement of retained interests.  Enhanced disclosure also is required about financial asset transfers and any continuing involvement of the transferor.  The Statement is effective for financial statements issued for fiscal years beginning after November 15, 2009, and all interim periods within those fiscal years.  The Company does not expect the implementation of SFAS 166 to have a material effect on its financial statements.

SFAS No. 167 modifies the approach and increases the frequency for assessing whether a Variable Interest Entity must be consolidated and requires additional disclosures about an entity’s involvement with VIEs.  SFAS 167 removes the quantitative-based risks-and-rewards calculation for identifying the primary beneficiary and, instead, requires a variable-interest holder to qualitatively assess whether it has a controlling financial interest in a VIE, without consideration of kick-out and participating rights unless unilaterally held.  Continuous reassessments of whether an enterprise is the primary beneficiary of a VIE are required.  The Statement is effective for financial statements issued for fiscal years beginning after November 15, 2009, and all interim periods within those fiscal years.  Earlier adoption is prohibited.  The Company does not expect the implementation of SFAS 166 to have a material effect on its financial statements.

In September 2009, the FASB issued Accounting Standards Update (ASU) No. 2009-12, Fair Value Measurements and Disclosure, or ASU 2009-12. This standard provides additional guidance on using the net asset value per share, provided by an investee, when estimating the fair value of an alternate investment that does not have a readily determinable fair value and enhances the disclosures concerning these investments. Examples of alternate investments, within the scope of this standard, include investments in hedge funds and private equity, real estate, and venture capital partnerships. This Standard is effective for interim and annual periods ending after December 15, 2009. As of October 31, 2009, the Company had no investments falling within the scope of this Standard.

In October 2009, the FASB issued ASU No. 2009-13, Multiple-Deliverable Revenue Arrangements, or ASU 2009-13. ASU 2009-13, amends existing revenue recognition accounting pronouncements that are currently within the scope of FASB Accounting Standards Codification, or ASC, Subtopic 605-25 (previously included within EITF 00-21, Revenue Arrangements with Multiple Deliverables, or EITF 00-21). The consensus to EITF Issue No. 08-01, Revenue Arrangements with Multiple Deliverables, or EITF 08-01, provides accounting principles and application guidance on whether multiple deliverables exist, how the arrangement should be separated, and the consideration allocated. This guidance eliminates the requirement to establish the fair value of undelivered products and services and instead provides for separate revenue recognition based upon management’s estimate of the selling price for an undelivered item when there is no other means to determine the fair value of that undelivered item. EITF 00-21 previously required that the fair value of the undelivered item be the price of the item either sold in a separate transaction between unrelated third parties or the price charged for each item when the item is sold separately by the vendor. This was difficult to determine when the product was not individually sold because of its unique features. Under EITF 00-21, if the fair value of all of the elements in the arrangement was not determinable, then revenue was deferred until all of the items were delivered or fair value was determined. This new approach is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010.  The Company does not expect the implementation of this standard to have a material impact on its financial position and results of operations.

Micro Imaging Technology, Inc. and Subsidiary
(A Development Stage Company)
Notes to the Consolidated Financial Statements
October 31, 2009 and October 31, 2008

4.                                       Property, Plant and Equipment

At October 31, property, plant and equipment consisted of the following:

	2009	2008
Machinery and equipment	$94,932	$93,632
Furniture and fixtures	74,326	74,326
Leasehold improvements	70,370	70,370
	239,628	238.328
Less: accumulated depreciation	(194,057)	(166,193)
Total property and equipment, net	$45,571	$ +72,135

Depreciation expense for the years ended October 31, 2009 and 2008 was $27,864 and $27,732, respectively.

5.           Convertible Debentures

Divine Capital Markets

On March 27, 2008, the Company entered into a Securities Purchase Agreement with Divine Capital Markets which acted as a Placement Agent seeking buyers for a minimum amount of $250,000 and a maximum aggregate amount of $800,000 of secured convertible debentures from the Company.  Between April 17, 2008 and October 31, 2008, the Company sold a total of $460,000 in such debentures bearing interest at 6% per annum.  As of October 31, 2009, the Company had expensed $33,745 in interest.  The debentures mature on the third anniversary of the final closing date on which the final debentures are sold as determined by the Placement Agent.  The debentures were secured by the Company’s intellectual property and are convertible at any time at the option of the holder into the Company’s common stock at a fair market value of 75% of the lowest closing bid price per share for the 20 trading days immediately preceding conversion.  The debentures are also redeemable by the Company:  1) if before six months at 120% of the principal value, plus interest; or 2) if after six months, at 131% of principal, plus interest.

The Company paid a total of $97,800 in cash fees and commissions relating to these debentures and issued 600,000 shares of common stock as a commission to the Placement Agent valued at $240,000, or $0.40 per share.  The fees and commissions to be expensed over the life of the loans.  The intrinsic value of the beneficial conversion feature (which represents the 25% discount in the conversion price of the common stock) was determined to be $153,333 and was to be amortized over the three-year life of the loans.    However, the Company accelerated amortization when the debentures were converted in September 2009 and fully expensed the remaining balance at that time.

Between December 15, 2008 and February 18, 2009, various holders elected to convert a total of $50,000 in principal debentures at conversion prices ranging from $0.009 to $0.0128 per share.  The Company issued a total of 5,058,474 shares of common stock pursuant to such conversations.

On September 3, 2009, the Company issued a total of 5,899,997 shares of common stock in full settlement of all remaining principal and interest due the debenture holders.  The Company realized a gain on settlement of $151,860.   See Note 10 – “Litigation and Claims.”

Anthony M. Frank

In December 2008, the Company authorized a private offering to sell up to $2,500,000 in convertible debentures.  On December 15, 2008, the Company entered into a Securities Purchase Agreement with Anthony M. Frank to purchase $300,000 of the convertible debentures, the payment for which the Company received between December 18, 2008 and February 17, 2009.  The debentures mature on the third anniversary of the final closing date on which the final debentures are sold.  The debentures are convertible at any time at the option of the holder into the Company’s common stock at a fair market value of 80% of the lowest closing bid price per share for the 20 trading days immediately preceding conversion.  The debentures are also redeemable by the Company:  1) if before six months at 120% of the principal value, plus interest; or 2) if after six months, at 131% of principal, plus interest.

Micro Imaging Technology, Inc. and Subsidiary
(A Development Stage Company)
Notes to the Consolidated Financial Statements
October 31, 2009 and October 31, 2008

On February 27, 2009, Mr. Frank elected to convert all of the above $300,000 in debentures, plus $3,288 in interest accrued thereon, into common stock at $0.0096 per share.  He received a total of 31,592,467 shares upon the conversion.  The intrinsic value of the beneficial conversion feature (which represents the 20% discount in the conversion price of the common stock) for the debentures purchased by Mr. Frank was determined to be $150,000 and was fully amortized when the debentures were converted in February 2009.

On March 16, 2009, Mr. Frank purchased an additional $75,000 debenture for which the Company has expensed $4,705 in accrued interest as of October 31, 2009.  The intrinsic value of the beneficial conversion feature, $25,000, is being amortized over the three-year life of the debenture.

6.                                       Notes Payable to an Officer and Stockholders

At October 31, 2009 and 2008, notes payable to an officer and to the majority stockholder consisted of the following:

	2009	2008
Unsecured convertible note payable to major stockholder; principal and interest at 6% due on March 10,2010.	$64,000	$—

Unsecured notes payable to stockholder of the Company; principal and interest at 6% due on demand.	60,000	—

Unsecured notes payable to officer/director of the Company; principal and interest at 6% due on demand.	95,000	—

Note payable to major stockholder, collateralized by the Company’s public shell structure; principal and interest at 12% due in full on March 5, 2009.	$—	$250,000

Unsecured notes payable to officer/director of the Company; principal and interest at 8% due on demand.	—	68,000
	219,000	318,000
Less current maturities	$219,000	$318,000

Long term portion of notes payable	$—	$—

7.                                    Income Taxes

At October 31, the components of the income tax expense are as follows:

	2009	2008
Current tax expense:
Federal	$—	$—
State	1,600	1,600
Total corporate tax expense	1,600	1,600
Deferred tax expenses:
Federal	—	—
State	—	—
Total provision:	$1,600	$1,600

Micro Imaging Technology, Inc. and Subsidiary
(A Development Stage Company)
Notes to the Consolidated Financial Statements
October 31, 2009 and October 31, 2008

Significant components of the Company’s net deferred income tax assets/ (liabilities) at October 31 were as follows:

	2009	2008
Current deferred tax assets:
Accrued vacation	$—	$1,000
Book compensation for options and warrants	—	37,000
Other	—	1,000
Total current deferred tax assets	—	39,000
Valuation allowance	—	(39,000)
Net deferred current tax assets	$—	$—

Noncurrent deferred tax assets:
Net operating loss carryforward	$9,850,000	$8,755,000
Other credit carryforward	165,000	165,000
Depreciation and amortization	—	4,000
Total noncurrent deferred tax assets	10,015,000	8,924,000
Valuation allowance	(10,015,000)	(8,924,000)
Net deferred noncurrent tax assets	—	—
Total deferred tax assets	$—	$—

The Company, based upon its history of losses and management’s assessment of when operations are anticipated to generate taxable income, has concluded that it is more likely than not that none of the net deferred income tax assets will be realized through future taxable earnings and has established a valuation allowance for them. The change in the total valuation allowance for the year ended October 31, 2009 and 2008 was a decrease of $1,095,000 and $629,000, respectively.

Reconciliation of the effective income tax rate to the U.S. statutory income tax rate is as follows:

	2009	2008
Tax expense at U.S. statutory income tax rate	(34.0)%	(34.0)%
State tax	(5.8)%	(5.8)%
Utilization of net operating loss	0%	0%
Change in beginning balance of valuation allowance	39.8%	39.8%

Effective income tax rate	—%	—%

As of October 31, 2009, the Company has federal and state net operating loss carryforwards of $24,750,000 and $9,890,000,  respectively. The federal and state net operating loss carryforwards began expiring  through 2028.  The Company also has federal and state research and development tax credit carryforwards of $166,000 and $130,000, respectively.

Micro Imaging Technology, Inc. and Subsidiary
(A Development Stage Company)
Notes to the Consolidated Financial Statements
October 31, 2009 and October 31, 2008

8.                                 Stockholders’ Deficit

Common Stock

On June 29, 2005, the Company entered into a one-year arrangement with Michael Brennan for administrative, public relations and financial services. In addition to a $5,000 per month consulting fee, the Company issued 50,000 shares of common stock to Mr. Brennan each month and granted him three-year warrants to purchase: (a) 100,000 shares of common stock at an exercise price of $0.10 per share and (b) 100,000 shares at $0.25 per share. On August 2, 2006, Mr. Brennan was named Chief Executive Officer and was appointed to the Company’s Board of Directors.  His compensation arrangement continued under the same terms of the 2005 consulting agreement, but included an increased consulting fee of $15,000 per month; and the annual issuance of a two-year option to purchase 100,000 shares of common stock at $0.30 per share; and, from September 1 to December 31, 2007, the issuance of 50,000 shares of the common stock of the Company’s Nevada subsidiary per month.  During the twelve months ended October 31, 2009, pursuant to his compensation arrangement, Mr. Brennan received 600,000 shares of the Company’s common stock with an aggregate fair market value of $40,023 issued at prices ranging from $0.012 to $0.152 per share and options to purchase 100,000 shares of common stock with a fair market value of $14,772.  During fiscal 2008, Mr. Brennan received 600,000 shares of common stock under his compensation arrangement with an aggregate fair market value of $130,250 issued at prices ranging from $0.14 to $0.35 per share; 100,000 shares of the subsidiary’s common stock valued at $100; and options to purchase 100,000 shares of common stock with a fair market value of $23,702.

Also between November 1, 2008 and October 31, 2009, the Company issued a total of 300,000 common shares to a consultant pursuant to a consulting arrangement.  Such shares were issued at prices ranging from $0.012 to $0.152 per share and were expensed at a total cost of $20,011.  During fiscal 2008, this consultant received an additional 300,000 common shares of the Company at prices ranging from $0.14 to $0.35 per share, valued at $62,625; 50,000 shares of common stock of the Company’s subsidiary, valued at $50; and 250,000 shares of common stock issued under the Company’s 2009 Employee Benefit Plan with a fair market value of $20,000, or $0.08 per share.

Between December 18, 2007 and September 19, 2008, the Company sold 1,100,000 shares of common stock at $0.12 per share to an unaffiliated accredited investor for net proceeds of $132,000.

On March 17, 2008, the Board of Directors authorized an issuance of 500,000 shares of common stock each to Michael Brennan, Chief Executive Officer, and Victor Hollander, Director, for services rendered.  The shares were issued under the 2008 Employee Benefit Plan for a total fair market value of $270,000, or $0.27 per share.  Messrs. Brennan and Hollander each received an additional 1,000,000 shares of common stock on October 2, 2008 under the 2009 Employee Benefit Plan.  The fair market value of the latter share issuance was determined to be $100,000, or $0.05 per share.

In April 2008, pursuant to a Securities Purchase Agreement, the Company issued 600,000 shares of common stock to the Placement Agent which assisted in selling $460,000 in convertible debentures for the Company between April and October 2008.  The fair market value of the shares was $240,000, or $0.40 per share.

On April 22, 2008, the Company issued 200,000 shares of common stock upon the exercise of warrants at $0.06 per share.  The $12,000 purchase price for the warrants, which were issued in 2006 to the Company’s legal counsel, was paid by crediting the Company in that amount for outstanding fees for services rendered.

On May 1, 2008, the Board of Directors authorized the formation of the 2008 Employee Incentive Stock Program and authorized the issuance of a total of 584,472 shares of common stock under the Plan to various individuals, including officers and directors, in exchange for cancellation of loans and interest as well as fees and expenses due them from the Company.  The fair market value of the stock on the grant date was $0.30 per share in cancellation of $175,342 in accrued debt.

On June 9, 2008, the Board of Directors authorized the issuance of 1,000,000 shares of common stock in equal amounts of 500,000 shares to two consultants pursuant to their consulting agreements.  The fair market value of the shares on the grant date was $0.28 per share.

On June 24, 2008, the Company issued 275,000 shares of common stock in connection with the engagement of a firm providing investment consulting services.  The fair market value of the shares on the transaction date was $68,750, or $0.25 per share.

On August 4, 2008 and on August 28, 2008, the Company’s largest shareholder, Anthony M. Frank, purchased 180,000 shares of common stock in private transactions for $0.1667 per share.  The Company received a total of $60,000 in the two transactions and issued at total of 360,000 shares to Mr. Frank.

Micro Imaging Technology, Inc. and Subsidiary
(A Development Stage Company)
Notes to the Consolidated Financial Statements
October 31, 2009 and October 31, 2008

On December 1, 2008, Michael Brennan converted a total of $128,996 in accrued fees, expenses, principal loans and interest into 1,250,000 shares of common stock.

On December 15, 2008, the Company’s majority stockholder converted $400,000 in principal loans into 8,783,416 shares of common stock and forgave $39,746 in interest accrued on the loans.

Between December 15, 2008 and February 18, 2009, the Company issued a total of 5,058,474 shares of common stock upon the conversion of $50,000 in principal debentures sold by the Company during fiscal 2008.

On February 5, 2009, the Company granted a total of 12 million shares of common stock to various officers, directors and consultants to the Company for services rendered.

On February 5, 2009, a member of the Board of Directors, Victor Hollander, converted $19,329 in accrued fees and expenses into 1,257,189 shares of common stock.

Also on February 5, 2009, a consultant to the Company converted $6,319 in unpaid fees and expenses into 420,962 shares of common stock.

On February 27, 2009, the Company major stockholder converted $300,000 in principal debentures and $3,370 in accrued interest into 31,592,467 shares of common stock.

On April 1, 2009, the Company issued 175,000 shares of common stock in payment for services rendered in 2008 by a previous selling agent in conjunction with a private offering of the Company’s securities.

On May 1, 2009, the Company issued 500,000 shares of common stock, valued at $28,088 to Michael Brennan, for additional services rendered in efforts to secure financing on behalf of the Company.

On June 12, 2009, the Company issued 2 million shares of common stock to a consultant for marketing services rendered.  The shares were valued at $233,000 on the date of issuance.

On June 25, 2009, the Company realized proceeds of $100,000 from the sale of 2 million shares of stock in a private placement transaction with one individual.

On July 16, 2009, the Company’s Board of Directors authorized the issuance of 6,100,000 shares of common stock to various officers, directors, employees and consultants to the Company for services rendered.  The fair market value of the shares on the date of issuance was $0.1545 per share.

On September 3, 2009, the Company issued 5,899,997 shares of common stock to convert $410,000 in principal and $33,745 in accrued interest to settle a lawsuit brought by convertible debenture holders.

On October 2, 2009, for $75,000 in services rendered, the Company issued 1,071,429 shares of common stock to a consulting firm.

Redeemable Preferred Stock

The redeemable preferred stock, issued in 1987 to the then holders of the common and Class B common stock, had a redemption date in 1991. The redeemable preferred stock has not been redeemed due to a lack of “legally available funds.”  These shares must be redeemed by the Company as soon as possible for $0.01 per share at any time the Company has the “legally available funds” for the redemption. There was a conversion feature to this redeemable preferred stock, which, with the passing of time, has lapsed. The Company believes the definition of “legally available funds” to be the amount under California law from which dividends could be paid by a corporation that does not have retained earnings. In general, California law provides that to the extent a corporation’s assets, excluding intangible and deferred assets, are at least equal to (a) the amount of the proposed distribution, and (b) 1.25 times its liabilities, excluding deferred taxes, deferred income, and deferred credits, a corporation may pay dividends. Under this definition, the Company had “legally available funds” as of October 31, 2000 and 1999. As a result, the Company is in default under the redemption provisions of the redeemable preferred stock.

Micro Imaging Technology, Inc. and Subsidiary
(A Development Stage Company)
Notes to the Consolidated Financial Statements
October 31, 2009 and October 31, 2008

The redeemable preferred stock is not assignable or transferable, except upon death or upon approval of a majority of the members of the Board of Directors not holding such shares and is not entitled to receive any dividends.

Preferred Stock

The Company is authorized to issue 1,000,000 shares of Preferred Stock, $1.00 par value.  The terms of the Preferred Stock, or any series thereof, may be determined from time to time by the Board of Directors.  Such shares may be convertible into Common Stock and may have rank superior to the Common Stock in the payment of dividends, liquidation rights, voting and other rights, preferences and privileges.  Future shares of Preferred Stock may be issued by the Company without submitting a proposal regarding the issuance of such shares to a vote of holders of Common Stock.  The Company in the future could issue Preferred Stock in a situation designed to discourage a tender offer.  The Company has no present plans to issue any shares of Preferred Stock.

In January 2001, the Board of Directors authorized 250,000 shares of Series C preferred stock.  Each share of Series C preferred stock is convertible at the option of the holder into four (4) shares of common stock.  As of October 31, 2009, there were no shares of Series C preferred stock issued or outstanding.

Also in January 2001, the Board of Directors authorized 500,000 shares of Series D preferred stock each of which is convertible into two (2) shares of common stock at the option of the holder.  There were no shares of Series D preferred stock issued or outstanding at October 31, 2009.

Voting Rights

Each share of the Company’s common stock and redeemable preferred stock is entitled to one vote per share. Shares of the Company’s Series C and Series D convertible preferred stock carry no voting rights.

Liquidation Preferences

In the event of liquidation or dissolution of the Company, the holders of the common stock and redeemable preferred stock shall be entitled to receive an equal amount per share, provided, however, in no instance shall a share of redeemable preferred stock receive more than $0.01 per share.

In any liquidation or dissolution of the Company, the holder of the Series C convertible preferred stock will be entitled to a liquidation preference of $4 per share.

In any liquidation or dissolution of the Company, the holder of the Series D convertible preferred stock will be entitled to a liquidation preference of $2 per share.

9.                                 Stock Options and Warrants

Common Stock Options

In May 1999, the Company adopted the Micro Imaging Technology, Inc. 1999 stock option plan (the “plan”), for officers, directors, employees, consultants, and advisors of the Company. The plan provides two types of options: (i) Incentive Stock Options and (ii) Non-Qualified Stock Options. The plan authorizes the granting of options up to 1,000,000 shares of common stock. The exercise price per share on options granted may not be less than the fair market value per share of the Company’s common stock at the date of grant. The exercise price per share of Incentive stock options granted to anyone who owns more than 10% of the voting power of all classes of the Company’s common stock must be a minimum of 110% of the fair market value per share at the date of grant. The options exercise price may be paid in cash or its equivalent including cashless exercises as determined and approved by the plan administrator. The term of each Incentive stock option granted is fixed by the plan administrator and shall not exceed 10 years, except that for those who own 10% of the voting power of the Company the term of the option may be no more than five (5) years. Non-qualified stock options may not be granted for more than ten years. The vesting period for both Incentive stock options and Non-qualified stock options is determined by the administrator at or after the date of grant.  All remaining options available under the Plan, 140,000, were granted under this plan to an employee during the fiscal year ended October 31, 2008.

Micro Imaging Technology, Inc. and Subsidiary
(A Development Stage Company)
Notes to the Consolidated Financial Statements
October 31, 2009 and October 31, 2008

In September 2007, the Company’s subsidiary adopted the Micro Imaging Technology 2007 Stock Option Plan authorizing the granting of options up to 3,000,000 shares of common stock.  This plan is otherwise identical to the above 1999 plan of its parent company in eligibility requirements, types of options and other terms and conditions.   There have been no options granted under this plan to date.

The Company adopted the Micro Imaging Technology 2008 Employee Benefit Plan (the “Benefit Plan”) effective December 3, 2007.  Under the plan, the Company can grant up to three (3) million shares of common stock or options to purchase common stock to eligible employees, directors, officers, consultants or advisors.  Eligibility and terms of each grant is determined by the Board of Directors.  Between September 2007 and March 2008, all three (3) million shares of common stock authorized under the Benefit Plan were issued to Michael Brennan (1,750,000 shares) and Victor Hollander (1,250,000 shares) for services rendered.

In May 2008, the Company adopted the Micro Imaging Technology 2008 Employee Incentive Stock Plan (“Stock Plan”) effective May 2, 2008.  Similar to the above-referenced Benefit Plan, the Stock Plan permits the Company to grant up to three (3) million shares of common stock or options or purchase common stock to eligible employees, directors, officers, consultants or advisors.   The Board of Directors authorized the issuance of 584,472 shares of common stock under the Stock Plan in May 2008 to various individuals, including officers and directors, in exchange for cancellation of loans and interest as well as fees and expenses due them from the Company.  The FMV of the stock on the grant date was $0.30 per share in cancellation of $175,342 in accrued debt.  An additional 2,000,000 shares were issued under the Stock Plan on June 12, 2009 to a consultant.  See Note 8 – “Common Stock.”

The Company adopted the 2009 Employee Benefit Plan in October 2008.  Under the Plan, the Company can grant up to four (4) million shares of common stock of options to purchase common stock to eligible employees, directors, officers, consultants or advisors.  Eligibility and terms of each grant is determined by the Board of Directors.  The Company issued 2,250,000 shares of common stock during the fiscal year ended October 31, 2008 and 500,000 shares of common stock on May 1, 2009 under the Plan.  See Note 8 – “Common Stock.”

The following table summarizes information about options granted under the Company’s equity compensation plans and otherwise to employees, directors and consultants of the Company. Generally, options vest on an annual pro rata basis over various periods of time and are exercisable, upon proper notice, in whole or in part at any time upon vesting. Typically, unvested options terminate when an employee leaves the Company. The options granted have contractual lives ranging from three to ten years.

Micro Imaging Technology, Inc. and Subsidiary
(A Development Stage Company)
Notes to the Consolidated Financial Statements
October 31, 2009 and October 31, 2008

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Outstanding at October 31, 2007	1,435,000	$0.36	4.3	$—
Granted	2,800,000	0.12
Exercised	—	—
Expired	(75,000)	0.17
Canceled	—	—
Outstanding at October 31, 2008	4,160,000	0.16	3.0	$—
Granted	2,200,000	0.12
Exercised	—	—
Expired	(310,000)	0.28
Canceled	—	—
Outstanding at October 31, 2009	6,050,000	$0.11	2.8	$74,040

The values of the consideration received were based on the values of the options granted.  The values of the options were estimated using the Black-Scholes Option Pricing Model with the following weighted average assumptions for grants made in 2009 and 2008.

	2009	2008
Risk-free interest rate	1.96%	2.88%
Expected dividend yield	—	—
Expected stock price volatility	3.21	2.79
Expected life in years	4 years	3 years

Summary information about the Company’s options outstanding at October 31, 2009 is set forth in the table below.  Options outstanding at October 31, 2009 expire between August 2010 and January 2016.

Range of Exercise Prices	Options Outstanding October 31, 2009	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Options Exercisable October 31, 2009	Weighted Average Exercise Price
$0.02 - $0.15	5,050,000	3.0	$0.07	5,000,000	$0.07
$0.24 - $0.30	950,000	2.2	$0.29	950,000	$0.29
$0.78	50,000	0.8	$0.78	50,000	$0.11
TOTAL:	6,050,000			6,000,000

Total estimated unrecognized compensation from unvested stock options as of October 31, 2009 was approximately $6,500 which is expected to be recognized over a weighted average period of approximately 1.2 years.

Common Stock Warrants

The Company accounts for stock-based compensation awards to non-employees based upon fair values at the grant dates. The consideration received for the issuance of stock purchase warrants (“warrants”) is based on the fair value of the warrants or of the goods or services received for the warrants issued, whichever is more reliably measurable.

When the value of the services is based on the fair value of the warrants, the value is calculated using the Black-Scholes Option Pricing Model. The fair value of the options or warrants is expensed as the services are provided.

Micro Imaging Technology, Inc. and Subsidiary
(A Development Stage Company)
Notes to the Consolidated Financial Statements
October 31, 2009 and October 31, 2008

During the fiscal years ended October 31, 2008 and 2009, the Company granted warrants as follows:

On September 18, 2008, the Company granted three-year warrants to purchase 500,000 shares of common stock to a consultant in consideration for services rendered.  The warrants vest in full as of the grant date with an exercise price of $0.10 per share.  The fair market value of these warrants was also recorded as consulting expense in the amount of $39,320 ($0.08 per share) as of the fiscal year ended October 31, 2008.

On May 1, 2009, the Company granted a three-year warrant to purchase 500,000 shares of common stock at $0.03 per share to a consultant for services rendered.  The fair market value of the warrants, $44,920, was recorded as consulting expense as of the fiscal year ended October 31, 2009.

The following table summarizes the information relating to warrants granted to non-employees as of October 31, 2009 and 2008 and changes during the years then ended.  Warrants outstanding at October 31, 2009 expire between July 2010 and May 2012.

	Number of Warrants	Weighted Average Exercise Price
Outstanding at October 31, 2007	1,115,000	$0.22
Granted	500,000	0.10
Exercised	(200,000)	0.06
Expired	(675,000)	0.26
Outstanding at October 31, 2008	740,000	0.15
Granted	500,000	0.03
Exercised	—	—
Expired	(140,000)	0.41
Outstanding at October 31, 2009	1,100,000	$0.06

All of the 75,000 outstanding warrants issued by the Company’s subsidiary had expired as of the fiscal year ended October 31, 2008.

The values of the consideration received were based on the values of the warrants granted. The values of the warrants were estimated using the Black-Scholes Option Pricing Model with the following weighted average assumptions for grants made in 2009 and 2008:

	2009	2008
Risk-free interest rate	2.03%	2.67%
Expected dividend yield	—	—
Expected stock price volatility	3.40	2.79
Expected life in years	3 years	3 years

Micro Imaging Technology, Inc. and Subsidiary
(A Development Stage Company)
Notes to the Consolidated Financial Statements
October 31, 2009 and October 31, 2008

Summary information about the Company’s warrants outstanding at October 31, 2009 is as follows:

Range of Exercise Prices	Warrants Outstanding October 31, 2009	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Warrants Exercisable October 31, 2009	Weighted Average Exercise Price
$0.03	500,000	2.5	$0.03	500,000	$0.03
$0.06 - $ 0.10	600,000	1.7	$0.09	600,000	$0.06
TOTAL:	1,100,000			1,140,000

10.           Litigation and Claims

Effective September 3, 2009, the Company settled all claims and counterclaims asserted in a lawsuit brought in New York State Supreme Court by Divine Capital Partners, LLC arising from the issuance of convertible debentures. Neither side admitted any liability in connection with the settlement.  As part of the settlement, a group of debenture holders agreed to extinguish their existing rights under $410,000 in principal debentures and $33,745 in interest in exchange for the immediate issuance of 5,899,997 unrestricted common shares of Micro Imaging stock. The settlement also provided for the release of any legal claim or interest by the debenture holders with respect to patents and patent rights which have been held by Micro Imaging.  Pursuant to the settlement, the Company realized a gain of $151,860 on penalties and additional interest waived by the debenture holders.

11.                                Commitments and Contingencies

Facilities Agreement

In January 2006, the Company entered into a one-year agreement to lease a 4,100 sq. ft. facility in San Clemente, California at a rate of $3,650 per month commencing on April 1, 2006.  The lease provides the Company with an option to extend the lease for additional one-year terms through March 31, 2012.  The lease was extended in on May 1, 2009 for an additional year and the lease payment increased to $3,895 per month.  However, the lessor provided the Company a $974 discount on the monthly rate for the first four months of the extension.

Future minimum facilities lease payments as of October 31, 2009 are as follows:

2010	$19,475
2011	$—

Employment Contracts

(a)           Michael W. Brennan

Effective August 2, 2006, the Company entered into a five-year employment agreement with Michael Brennan, the Company’s Chief Executive Officer that provides for a $5,000 monthly cash payment and 50,000 shares of the Company’s common stock for each month of service.  The cash compensation to Mr. Brennan increased to $15,000 per month effective on November 1, 2008.  For each year of service, Mr. Brennan will also be granted a two-year warrant to purchase 100,000 shares of common stock at an exercise price of $0.30 per share.  Such warrants are to vest at the conclusion of each year of service.  Between September 1 and December 31, 2007, Mr. Brennan also received 50,000 shares of the common stock of the Company’s subsidiary per month.  See also Note 14 - “Subsequent Events.”

 (b)           George R. Farquhar

Effective August 1, 2006, the Company entered into a five-year employment arrangement with Mr. Farquhar to provide consulting services in connection with administrative activities, as well as financial and marketing matters.  The agreement provides for a $5,000 monthly cash payment and 25,000 shares of common stock for each month of service.  If the agreement is terminated by the Company, Mr. Farquhar is entitled to one year of monthly cash payments.   Effective August 1, 2007, Mr. Farquhar’s cash compensation was increased to $7,500 per month and, between September 1 and December 31, 2007, he also received 25,000 shares of the common stock of the Company’s subsidiary per month.  See also Note 14 - “Subsequent Events.”

Micro Imaging Technology, Inc. and Subsidiary
(A Development Stage Company)
Notes to the Consolidated Financial Statements
October 31, 2009 and October 31, 2008

12.                                 Related Party Transactions

See Notes 6, 8, 9, 11, and 14 for related party transactions.

13.           Employee Retirement Plan

Commencing on January 1, 2005, the Company sponsored a Simple IRA retirement plan which covers substantially all qualified full-time employees.  Participation in the plan is voluntary, and employer contributions are determined on an annual basis.  Currently employer contributions are being made at the rate of 3% of the employees’ base annual wages.  The Company’s contribution to the IRA plan was $8031 and $4,701 for the fiscal years ended October 31, 2008 and 2009, respectively.

14.                                 Subsequent Events (Unaudited)

In accordance with this consulting arrangement, between November 1, 2009 and December 31, 2009, the Company issued 100,000 shares of common stock to its Chief Executive Officer, Michael Brennan.

The Company issued a total of 50,000 shares of common stock between November 1 and December 31, 2009 to a consultant to the Company under the terms of his consulting agreement.

On November 2, 2009, the Company issued 800,000 shares of common stock to a law firm in payment of legal fees accrued between May and October 2009 in regard to the Divine Capital litigation.

On November 5, 2009, the Company issued 500,000 shares of common stock to corporate counsel in payment of legal fees accrued between July 2007 and October 2009.

Between November 27, 2009 and January 12, 2010, the Company issued 2,000,000 shares of common stock as partial consideration for $100,000 in loans received from three lenders.

On January 7, 2010, the Board of Directors approved the establishment of the Company’s 2010 Employee Benefit Plan, authorizing the issuance of up to 12 million shares to employees, directors, officers, consultants, or advisors of the Company who are determined to be eligible to receive an option or stock award under the plan.  The Board also authorized the issuance under the plan of up to 2 million shares to a consultant for services.

Unaudited Financial Statements of Micro Imaging Technology, Inc.

Micro Imaging Technology, Inc. and Subsidiary
(A Development Stage Company)
Condensed Consolidated Balance Sheet
April 30, 2010
(Unaudited)

ASSETS
Current assets:
Cash	$6,254
Inventories	90,904
Prepaid expenses	187,690
Total current assets	284,848

Fixed assets, net	31,830

Unamortized prepaid costs and fees related to issuance of convertible debentures	11,729

Total assets	$328,407

LIABILITIES AND STOCKHOLDERS' (DEFICIT)

Current liabilities:
Notes payable to stockholder	$749,000
Trade accounts payable	401,715
Accounts payable to officers and directors	56,043
Accrued payroll	148,726
Other accrued expenses	59,554
Total current liabilities	1,415,038

Long term liabilities:
Convertible debentures	75,000
Redeemable convertible preferred stock, $0.01 par value; 2,600,000 shares authorized, issued and outstanding at April 30, 2010.	26,000
Total long term liabilities	101,000

Total liabilities	1,516,038

Commitments and contingencies

Stockholders' (deficit):
Common stock, $0.01 par value; 500,000,000 shares authorized; 142,094,187 shares issued and outstanding at April 30, 2010.	1,420,942
Additional paid-in capital	38,337,077
Equity attributable to non-controlling interest	16,915
Accumulated deficit from previous operating activities	(27,809,201)
Deficit accumulated during the development stage	(13,153,365)
Total stockholders' (deficit)	(1,187,632)
Total liabilities and stockholders' (deficit)	$328,406

The accompanying notes are an integral part of the condensed consolidated financial statements.

Micro Imaging Technology, Inc. and Subsidiary
(A Development Stage Company)
Condensed Consolidated Statements of Operations
For the Six Months Ended April 30, 2010 and the
Cumulative period from November 1, 2005 through April 30, 2010
 (Unaudited)

			Cumulative period
			from
			November 1, 2005
	Six months ended		through
	April 30,		April 30, 2010
	2010	2009	(Unaudited)
Sales	$-	$-	$58,000
Cost of Sales	-	-	29,886

Gross profit	-	-	28,114

Operating costs and expenses:
Research and development	308,622	475,223	3,964,743
Sales, general and administrative	457,193	430,293	5,414,398

Total operating expenses	765,815	905,516	9,379,141

Loss from operations	(765,815)	(905,516)	(9,351,027)

Other income (expense):
Interest income	1	-	11,354
Interest expense	(609,232)	(711,506)	(3,969,958)
Other income (expense), net	-	39,746	164,267
Total other income (expense), net	(609,231)	(671,760)	(3,794,337)

Loss from operations:
Before provision for income tax	(1,375,046)	(1,577,276)	(13,145,364)
Provision for income tax	(1,600)	(1,600)	(8,000)
	(1,376,646)	(1,578,876)	(13,153,364)
Net loss attributable to:
Non-controlling interest	(60,030)	(91,955)	(941,983)
Micro Imaging Technology, Inc. stockholders	(1,316,616)	(1,486,921)	(12,211,381)
Net loss	$(1,376,646)	$(1,578,876)	$(13,153,364)

Net loss per share, basic and diluted	$(0.01)	$(0.02)

Shares used in computing net loss per share, basic and diluted	127,057,659	73,118,956

The accompanying notes are an integral part of the condensed consolidated financial statements.

Micro Imaging Technology, Inc. and Subsidiary
(A Development Stage Company)
Condensed Consolidated Statements of Cash Flows
For the Six Months Ended April 30, 2010 and 2009, and the
Cumulative period from November 1, 2005 through April 30, 2010
(Unaudited)

			Cumulative period
			from
			November 1, 2005
	Six months ended		through
	April 30,		April 30, 2010
	2010	2009	(Unaudited)
Cash flows from operating activities:
Net loss	$(1,376,646)	$(1,578,876)	$(13,153,364)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	13,741	7,102	112,007
Amortization of costs and fees related to convertible debentures	1,793	56,405	648,154
Common stock issued for services	368,138	-	1,721,515
Common stock issued to officers and directors for services	35,500	5,063	2,500,485
Common stock issued for shares of subsidiary stock	-	-	254,000
Common stock of subsidiary issued to employees and consultants	-	-	2,815
Common stock issued as a commission	-	-	3,000
Common stock issued for accounts payable	49,018	-	278,583
Common stock issued to former licensee	-	-	41,319
Common stock issued/recovered on cancelled agreements	-	-	20,478
Non-cash compensation for stock options and warrants	26,740	747	590,744
Costs and fees related to issuance of convertible debt	555,000	-	457,200
Interest expense related to beneficial conversion feature		-	1,944,800
Interest paid with common stock	-	-	104,836
Interest on notes receivable for common stock	-	-	(1,373)

(Increase) decrease in assets:
Prepaid expenses	(175,891)	-	(162,099)
Inventories	-	(679)	(90,904)
Increase (decrease) in liabilities:
Trade accounts payable	32,346	17,054	277,339
Accounts payable to officers and directors	176,037	45,056	415,497
Accrued payroll and other expenses	73,330	(27,640)	95,184
Net cash used in operating activities	(220,894)	(1,475,768)	(3,939,783)

Cash flows from investing activities:
Purchase of fixed assets	-	(1,300)	(137,354)
Net cash used in investing activities	-	(1,300)	(137,354)

The accompanying notes are an integral part of the condensed consolidated financial statements.

Micro Imaging Technology, Inc. and Subsidiary
(A Development Stage Company)
Condensed Consolidated Statements of Cash Flows (Continued)
For the Six Months Ended April 30, 2010 and 2009, and the
Cumulative period from November 1, 2005 through April 30, 2010
(Unaudited)

			Cumulative period
			from
			November 1, 2005
	Six months ended		through
	April 30,		April 30, 2010
	2010	2009	(Unaudited)
Cash flows from financing activities:
Principal payments on notes payable to stockholder	-	(11,000)	(1,073,000)
Proceeds from issuance of convertible debentures	-	200,000	865,000
Proceeds from issuance of notes payable to a related party	-	150,000	1,005,800
Proceeds from issuance of notes payable	225,000	-	225,000
Proceeds from issuance of common stock, net	-	-	1,865,294
Net cash provided by financing activities	225,000	339,000	2,888,094

Net change in cash	4,106	(1,138,068)	(1,189,044)

Cash at beginning of period	2,148	1,255	1,195,298

Cash at end of period	$6,254	$(1,136,813)	$6,254

Supplemental Disclosure of Cash Flow Information

Interest paid	$2,041	$707	$8,611
Income taxes paid	$1,600	$1,600	$17,040

Supplemental Schedule of Non-Cash Investing and Financing Activities

Beneficial conversion feature of convertible debentures	$(6,250)	$116,667

Conversion of notes payable, majority stockholder, to shares of common stock	$-	$400,000

Common stock issued in consideration for loans	$305,000	$-

Conversion of other notes payable to shares of common stock	$-	$30,000

Issuance of common stock in payment of liabilities	$-	$128,996

The accompanying notes are an integral part of the condensed consolidated financial statements.

Micro Imaging Technology, Inc. and Subsidiary
(A Development Stage Company)
Notes to the Condensed Consolidated Financial Statements
April 30, 2010 and April 30, 2009
(Unaudited)

Forward-Looking Statements

This Quarterly Report, including the Notes to the Unaudited Condensed Consolidated Financial Statements and the Management’s Discussion and Analysis of Financial Condition and Results of Operations, contains forward-looking statements. The words “believe,” “expect,” “anticipate,” “intends,” “projects,” and similar expressions identify forward-looking statements. Such statements may include, but are not limited to, projections regarding demand for the Company’s products, the impact of the Company’s development and manufacturing process on its research and development costs, future research and development expenditures, and the Company’s ability to obtain new financing as well as assumptions related to the foregoing. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

1.	Nature of our Business, Development Stage Company and Continuance of Operations

These unaudited condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America applicable to a going concern which contemplated the realization of assets and the satisfaction of liabilities and commitments in the normal course of business.  Since inception, the Company has incurred substantial losses and there is substantial doubt that the Company will generate sufficient revenues in the foreseeable future to meet its operating cash requirements.  Accordingly, the Company’s ability to continue operations depends on its success in obtaining additional capital in an amount sufficient to meet its cash needs. This raises substantial doubt about its ability to continue as a going concern. These financial statements do not include any adjustments that might result from this uncertainty.

Our independent registered public accounting firm has included an explanatory paragraph in its report on the financial statements for the year ended October 31, 2009 which raises substantial doubt about our ability to continue as a going concern.

Micro Imaging Technology, Inc. (the “Company”), a California corporation, is a holding company whose operations are conducted through its Nevada subsidiary, Micro Imaging Technology (“MIT”).  As of April 30, 2010, the Company owns 80.7% of the issued and outstanding stock of MIT.

The losses incurred to date which are applicable to the minority stockholders of the Company’s consolidated subsidiary, MIT, exceed the value of the equity held by the minority stockholders.  Such losses have been allocated to the Company as the majority stockholder and are included in the net loss and accumulated deficit in the condensed consolidated financial statements for the six months ended April 30, 2010.  Any future profits reported by our subsidiary will be allocated to the Company until the minority’s share of losses previously absorbed by the Company have been recovered.

In 1997, the Company began marketing a small, point-of-use water treatment product aimed at the high purity segment of commercial and industrial water treatment markets. In February 2000, the Company formed Electropure EDI, Inc. (EDI), a wholly-owned Nevada subsidiary, through which all manufacturing and sales of its proprietary water treatment products were then conducted. In October 2005, the Company sold the assets of the EDI subsidiary and discontinued operations.

Micro Imaging Technology, Inc. and Subsidiary
(A Development Stage Company)
Notes to the Condensed Consolidated Financial Statements
April 30, 2010 and April 30, 2009
(Unaudited)

The Company acquired, in October 1997, an exclusive license to patent and intellectual property rights involving laser light scattering techniques to be utilized in the detection and monitoring of toxicants in drinking water. In February 2000, the Company formed Micro Imaging Technology (MIT), a wholly-owned Nevada subsidiary, to conduct research and development based upon advancements developed and patented from the licensed technology.   The technology being developed is a non-biologically based system utilizing both proprietary hardware and software to rapidly (near real time) determine the specific specie of an unknown microbe present in a fluid with a high degree of statistical probability (“MIT system”).  It will analyze a sample presented to it and compare its characteristics to a library of known microbe characteristics on file.  At present, it is the Company’s only operation.

Effective with the sale of its EDI operation in October 2005, the Company’s planned principal operation, the further development and marketing of its remaining technology, has not produced any significant revenue and, as such, the Company, beginning with the fiscal year starting November 1, 2005, is considered a development stage enterprise.

2.	Basis of Presentation

The accompanying unaudited condensed consolidated financial statements include all adjustments, consisting solely of normal recurring adjustments which management believes are necessary for a fair presentation of the Company’s financial position at April 30, 2010 and results of operations for the periods presented.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted.

Results of operations for the periods presented are not necessarily indicative of the results to be expected for the full year. The accompanying condensed consolidated financial statements should be read in conjunction with our audited financial statements and footnotes as of and for the year ended October 31, 2009, included in our Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on February 16, 2010.

3.	Related Party Transactions

See Note 5 – “Convertible Debentures”, Note 6 – “Notes Payable” and Note 9 – Subsequent Events.”

4.	Summary of Significant Accounting Policies

The accounting policies followed are as set forth in Note 1 of the Notes to Financial Statements in the Company’s 2009 Annual Report on Form 10-KSB. The Company has not experienced any material change in its critical accounting policies since November 1, 2009. The Company’s discussion and analysis of its financial condition and results of operations are based upon its consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires the Company to make estimates and judgments regarding uncertainties that affect the reported amounts of assets, liabilities, revenues and expenses. On an ongoing basis, the Company evaluates its estimates, which are based upon historical experience and on other assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. The Company considers the following accounting policies to be most critical in their potential effect on its financial position or results of operations.

Stock Based Compensation

Stock-based compensation costs for stock options issued to employees is measured at the grant date, based on the fair value of the award using the Black Scholes Option Pricing Model, and is recognized as an expense over the employee’s requisite service period (generally the vesting period of the equity grant).

The Company recognized stock-based compensation expense of $1,995 on options and warrants granted in prior periods that vested during the six months ended April 30, 2010.  The Company also recognized stock-based compensation expense of $24,745 on warrants granted during February 2010.

Micro Imaging Technology, Inc. and Subsidiary
(A Development Stage Company)
Notes to the Condensed Consolidated Financial Statements
April 30, 2010 and April 30, 2009
(Unaudited)

In May 1999, the Company adopted the Micro Imaging Technology, Inc. 1999 stock option plan (the “Plan”), for officers, directors, employees, consultants, and advisors of the Company. The Plan provides two types of options: (i) Incentive Stock Options and (ii) Non-Qualified Stock Options. The Plan authorizes the granting of options up to 1,000,000 shares of common stock. The exercise price per share on options granted may not be less than the fair market value per share of the Company’s common stock at the date of grant. The exercise price per share of Incentive stock options granted to anyone who owns more than 10% of the voting power of all classes of the Company’s common stock must be a minimum of 110% of the fair market value per share at the date of grant. The options exercise price may be paid in cash or its equivalent including cashless exercises as determined and approved by the plan administrator.  The term of each Incentive stock option granted is fixed by the plan administrator and shall not exceed 10 years, except that for those who own 10% of the voting power of the Company the term of the option may be no more than 5 years. Non-qualified stock options may not be granted for more than ten years. The vesting periods for both Incentive stock options and Non-qualified stock options are determined by the administrator at or after the date of grant.  As of the fiscal year ended October 31, 2008, all of the options available for issuance under the Plan have been granted.

In September 2007, the Company’s subsidiary adopted the Micro Imaging Technology 2007 Stock Option Plan authorizing the granting of options up to 3,000,000 shares of common stock.  This plan is otherwise identical to the above 1999 plan of its parent company in eligibility requirements, types of options and other terms and conditions.   There have been no options granted under this plan to date.

The Company adopted the Micro Imaging Technology 2008 Employee Benefit Plan (the “Benefit Plan”) effective December 3, 2007.  Under the plan, the Company can grant up to three (3) million shares of common stock or options to purchase common stock to eligible employees, directors, officers, consultants or advisors.  Eligibility and terms of each grant is determined by the Board of Directors.  Between September 2007 and March 2008, all three (3) million shares of common stock authorized under the Benefit Plan were issued to Michael Brennan (1,750,000 shares) and Victor Hollander (1,250,000 shares) for services rendered.

In May 2008, the Company adopted the Micro Imaging Technology 2008 Employee Incentive Stock Plan (“Stock Plan”) effective May 2, 2008.  Similar to the above-referenced Benefit Plan, the Stock Plan permits the Company to grant up to three (3) million shares of common stock or options or purchase common stock to eligible employees, directors, officers, consultants or advisors.   Between May 2008 and November 2009, 2,634,472 shares of common stock were issued under the Stock Plan to various individuals, including officers and directors, in exchange for cancellation of loans and interest as well as fees and expenses due to consultants and corporate counsel of the Company.

The Company adopted the 2009 Employee Benefit Plan in October 2008.  Under the Plan, the Company can grant up to four (4) million shares of common stock of options to purchase common stock to eligible employees, directors, officers, consultants or advisors.  Eligibility and terms of each grant is determined by the Board of Directors.  The Company granted 2,250,000 options under the Plan during the fiscal year ended October 31, 2008.  In May 2009, the Company granted 500,000 shares, valued at $28,088, under the Plan to Michael Brennan.  In November, 2009, the Company issued 1,300,000 shares valued at $49,018 to legal firms rendering services to the Company for accrued fees.

On January 7, 2010, the Board of Directors authorized the formation of the 2010 Employee Benefit Plan which is authorized to grant up to 12 million shares of common stock or options to purchase common stock to eligible employees, directors, officers, consultants or advisors.  Eligibility is determined by the Board of Directors.  During the six months ended April 30, 2010, the Company issued 2 million shares of common stock under the Plan to a consultant for services rendered in the sum of $75,000.  See Note 9 – “Subsequent Events.”

The following table summarizes information about options granted under the Company’s equity compensation plans through April 30, 2010 and otherwise to employees, directors and consultants of the Company. Generally, options vest on an annual pro rata basis over various periods of time and are exercisable, upon proper notice, in whole or in part at any time upon vesting. Typically, in the case of an employee, vested options terminate when an employee leaves the Company. The options granted have contractual lives ranging from three to ten years.

Micro Imaging Technology, Inc. and Subsidiary
(A Development Stage Company)
Notes to the Condensed Consolidated Financial Statements
April 30, 2010 and April 30, 2009
(Unaudited)

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Outstanding at October 31, 2009	6,050,000	$0.11	2.8	$—
Granted	—	—
Exercised	—	—
Expired	—	—
Canceled	—	—
Outstanding at April 30, 2010	6,050,000	$0.11	2.3	$—

Summary information about the Company’s options outstanding at April 30, 2010 is set forth in the table below.  Options outstanding at April 30, 2010 expire between August 2010 and January 2016.

Range of Exercise Prices	Options Outstanding April 30, 2010	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Options Exercisable April 30, 2010	Weighted Average Exercise Price
$ 0.02 - $0.15	5,050,000	2.7	$0.07	5,050,000	$0.07
$ 0.24 - $0.30	950,000	2.0	$0.29	950,000	$0.29
$ 0.78	50,000	0.5	$0.78	50,000	$0.78
TOTAL:	6,050,000			6,050,000

As of April 30, 2010, all outstanding options had fully vested and there was no estimated unrecognized compensation from unvested stock options.

New Accounting Pronouncements

The following accounting standards updates were recently issued and have not yet been adopted by us.  These standards are currently under review to determine their impact on our consolidated financial position, results of operations, or cash flows.

ASU 2010-6 amends existing disclosure requirements about fair value measurements by adding required disclosures about items transferring into and out of levels 1 and 2 in the fair value hierarchy; adding separate disclosures about purchase, sales, issuances, and settlements relative to level 3 measurements; and clarifying, among other things, the existing fair value disclosures about the level of disaggregation. ASU 2010-6 is effective for fiscal years beginning after December 15, 2009.  The adoption of this ASU has not had an impact on our consolidated financial position, results of options or cash flows.

In February 2010, the FASB issued ASU No. 2010-09, "Subsequent Events (Topic 855) - Amendments to Certain Recognition and Disclosure Requirements." ASU 2010-09 requires an entity that is an SEC filer to evaluate subsequent events through the date that the financial statements are issued and removes the requirement that an SEC filer disclose the date through which subsequent events have been evaluated. ASC 2010-09 was effective upon issuance. The adoption of this standard had no effect on our consolidated financial position or results of operations.

Micro Imaging Technology, Inc. and Subsidiary
(A Development Stage Company)
Notes to the Condensed Consolidated Financial Statements
April 30, 2010 and April 30, 2009
(Unaudited)

ASU 2009-17 revises the consolidation guidance for variable-interest entities. The modifications include the elimination of the exemption for qualifying special purpose entities, a new approach for determining who should consolidate a variable-interest entity, and changes to when it is necessary to reassess who should consolidate a variable-interest entity. This standard is effective for interim and annual periods beginning on or after June 15, 2010.  Early adoption is permitted.  The adoption of this standard did not have any impact on the Company’s consolidated financial position and results of operations.  The Company does not have any variable-interest entities.

There were various other updates recently issued, most of which represented technical corrections to the accounting literature or application to specific industries.  None of the updates are expected to a have a material impact on our consolidated financial position, results of operations or cash flows.

5.	Convertible Debentures

Anthony M. Frank

In December 2008, the Company authorized a private offering to sell up to $2,500,000 in convertible debentures.  On March 16, 2009, the Company’s largest stockholder, Anthony M. Frank, purchased $75,000 of the convertible debentures.  The debenture matures on March 16, 2012 and is convertible at any time at the option of the holder into the Company’s common stock at a fair market value of 80% of the lowest closing bid price per share for the 20 trading days immediately preceding conversion.  The debentures are also redeemable by the Company:  1) if before three months at 120% of the principal value, plus interest; or 2) if after three months, at 131% of principal, plus interest.

During the six months ended April 30, 2010, expensed $3,719 in accrued interest on the above debenture.  The intrinsic value of the beneficial conversion feature (which represents the 20% discount in the conversion price of the common stock) was determined to be $18,750 and is being amortized over the three-year life of the debenture.  The Company expensed $1,792 of this cost during the six months ended April 30, 2010.

6.	Notes Payable

Between May 1 and June 24, 2009, the Company borrowed a total of $95,000 from its Chief Executive Officer, Michael W. Brennan.  On February 15, 2010, Mr. Brennan transferred title to $25,000 in principal loans to an unaffiliated third party.  This loan was reclassified into a convertible term note with provisions identical to the “Convertible Term Loans” discussed below in this Note 6.  The loans from Mr. Brennan are due upon demand and accrue interest at the rate of 6% per annum.  The Company has recorded $4,802 in interest expense as of April 30, 2010 on these loans.

On June 24, 2009, an unaffiliated shareholder loaned the Company $60,000 at 6% annual interest.  The loan is due upon demand and has accrued $3,058 in interest as of April 30, 2010.

Our largest shareholder, Anthony M. Frank, loaned the Company $64,000 on September 23, 2009.  The loan bears interest at 6% per annum and is convertible into common stock at the option of the holder.  The Company has accrued a total of $2,336 in interest on the loan as of April 30, 2010.  The loan was due on March 10, 2010 and the Company is currently negotiating with Mr. Frank to extend the maturity date.

Micro Imaging Technology, Inc. and Subsidiary
(A Development Stage Company)
Notes to the Condensed Consolidated Financial Statements
April 30, 2010 and April 30, 2009
(Unaudited)

Between November 1, 2009 and March 2010, the Company borrowed $155,000 from five unaffiliated lenders and $20,000 from our largest stockholder.  The Convertible Term Loans mature in 12 months, bear interest at 6% per annum and require the Company to make payments on the loans each fiscal quarter from a sinking fund to be established from any proceeds received from operating profits, proceeds derived from a securities purchase agreement entered into with Ascendiant Capital Group in October 2009 (see Note 9 – “Subsequent Events”), and/or from other equity funding.  The loans are convertible, at the option of the lender, into common stock at a 20% discount to fair market value or $0.10 per share, whichever is greater.  As additional consideration for the loan, the lender receives restricted common stock, the number of which is determined by dividing the principal amount of the loan by the greater of $0.05 per share or the fair market value on the loan date.  One lender also received a two-year warrant to purchase 500,000 shares of common stock at $0.03 per share as additional consideration for a $30,000 loan.

During April 2010, the Company borrowed an additional $50,000 under the terms of the above Convertible Term Loans.  However, these loans provide that they are convertible, at the option of the lender, into common stock at a 20% discount to fair market value of $0.05 per share, whichever is greater.  One of the loans does not require the Company to establish a sinking fund.

Including the $25,000 loan transferred by Mr. Brennan as discussed above, as of April 30, 2010, the Company had issued 5,000,000 shares of common stock in exchange for all of the above $250,000 in loans and has expensed $1,998 in interest accrued on the loans.  See also Note 9 – “Subsequent Events.”

On April 9, 2010, our Chief Executive Officer, Michael Brennan and our Chief Financial Officer, Victor Hollander, converted $90,000 and $160,000, respectively, into convertible term loans.  Also on April 9, 2010, a consultant to the Company converted $55,000 into a convertible term loan.  The funds converted represented unpaid fees and expenses that had been accrued on the Company’s books.  The terms of the loans are identical to the above Convertible Term Loans received through March 2010 and provide for the issuance of shares as additional consideration.  Consequently, the Company expensed $305,000 on the issuance of  6,100,000 shares of common stock for these loans and expensed $1,053 in interest accrued on the loans as of April 30, 2010   See also Note 8 – “Securities Transactions - Common Stock issued to Officers, Directors and Certain Consultants.”

7.	Employee Retirement Plan

Commencing on January 1, 2005, the Company sponsored a Simple IRA retirement plan which covers substantially all qualified full-time employees.  Participation in the plan is voluntary and employer contributions are determined on an annual basis.  Currently employer contributions are being made at the rate of 3% of the employees’ base annual wages.  The Company’s contribution to the IRA plan for the six months ended April 30, 2010 and 2009 was $639 and $2,840, respectively.

8.	Securities Transactions

Common Stock issued to Officers, Directors and Certain Consultants

During the six months ended April 30, 2010, pursuant to his compensation arrangement, the Company issued 300,000 shares of common stock to its Chief Executive Officer, Michael W. Brennan, at prices ranging from $0.034 to $0.05 per share.  The aggregate fair market value of the shares was determined to be $12,425.

The Company issued 150,000 shares of common stock to a consultant of the Company, during the six months ended April 30, 2010 in accordance with his compensation arrangement.  The shares were issued at prices ranging from $0.034 to $0.05 per share, with an aggregate fair market value of $6,213.

On April 9, 2010, the Company issued 6,100,000 shares of common stock on the conversion of an aggregate of $305,000 in fees and expenses into convertible term notes by the Company’s Chief Executive Officer, Chief Financial Officer and a consultant to the Company.   The Company expensed $305,000 as the fair market value of the shares issued as additional consideration.

Micro Imaging Technology, Inc. and Subsidiary
(A Development Stage Company)
Notes to the Condensed Consolidated Financial Statements
April 30, 2010 and April 30, 2009
(Unaudited)

On January 7, 2010, the Board of Directors approved the establishment of the Company’s 2010 Employee Benefit Plan, authorizing the issuance of up to 12 million shares to employees, directors, officers, consultants, or advisors of the Company who are determined to be eligible to receive an option or stock award under the plan.  During the six months ended April 30, 2010, the Board also authorized the issuance under the Plan of 4 million shares to two consultant for services and expensed $155,000 in consulting fees.

On March 17, 2010, the Company issued a total of 5,000,000 shares of common stock to two consultants for investor relations services to be rendered over a one-year term.  The fair market value of the shares was determined to be $200,000, or $0.04 per share, and will be amortized over one year.  The Company expensed $24,110 as consulting fees as of April 30, 2010 pursuant to the issuance of these shares and recorded the balance of the value, or $175,890, as prepaid expenses. On April 6, 2010, the Company issued 750,000 shares of common stock in conjunction with an Investment Agreement which it entered into on May 4, 2010 with Dutchess Opportunity Fund, II, LP (Dutchess).  Pursuant to the Agreement, Dutchess has committed to purchase up to $5,000,000 of the Company’s common stock over a three-year period.   The fair market value of the stock issued to Dutchess was determined to be $30,000.  See Note 9 – “Subsequent Events.”

Common Stock and Warrants Issued in Consideration for Loans

Between November 1, 2009 and April 30, 2010, the Company issued 5,000,000 shares of common stock and warrants to purchase 500,000 shares of common stock as partial consideration for $250,000 in convertible term loans received from various lenders.  Of such loans, $20,000 was received from our largest stockholder and $25,000 was a loan made from our Chief Executive Officer, Michael Brennan, if fiscal 2009 and transferred to an unaffiliaited third party in February 2010.

Common Stock Issued in Cancellation of Debt

On November 2, 2009, the Company issued 800,000 shares of common stock to a law firm in payment of $29,018 in legal fees accrued between May and October 2009 in regard to litigation conducted with Divine Capital Group.

On November 5, 2009, the Company issued 500,000 shares of common stock to corporate counsel in payment of $20,000 in legal fees accrued between July 2007 and October 2009.

9.	Subsequent Events
 On October 2, 2009, Micro Imaging Technology, Inc. entered into a Securities Purchase Agreement with Ascendiant Capital Group, LLC to establish a possible source of funding through an equity drawdown facility.  Under the Agreement, Ascendiant has agreed to purchase up to $3,000,000 of the Company’s common stock during a 36-month period which will commence once the Company has filed the required Registration Statement and it has been declared effective by the Securities and Exchange Commission.  The Securities Purchase Agreement with Ascendiant Capital Group, LLC was terminated by the Company on May 6, 2010.

On May 4, 2010, the Company entered into an Investment Agreement (“Investment Agreement”) with Dutchess Opportunity Fund, II, LP (the “Investor”).  Pursuant to the Investment Agreement, the Investor committed to purchase up to $5,000,000 of the Company’s common stock over thirty-six months (the “Equity Line”).  The aggregate number of shares issuable by the Company and purchasable by Dutchess under the Investment Agreement is 125,000,000 (estimated using the last reported sale price of the Company’s common stock on the OTC Bulletin Board on May 4, 2010 of $0.04 per share).

Micro Imaging Technology, Inc. and Subsidiary
(A Development Stage Company)
Notes to the Condensed Consolidated Financial Statements
April 30, 2010 and April 30, 2009
(Unaudited)

The Company may draw on the facility from time to time, as and when it determines appropriate in accordance with the terms and conditions of the Investment Agreement. The maximum amount that the Company is entitled to put in any one notice is the greater of (i) 200% of the average daily volume (U.S. market only) of the common stock for the three (3) trading days prior to the date of delivery of the applicable put notice, multiplied by the average of the closing prices for such trading days or (ii) $100,000. The purchase price shall be set at nine-five percent (95%) of the lowest daily VWAP of the Company’s common stock during the Pricing Period. However, if, on any trading day during a Pricing Period, the daily VWAP of the common stock is lower than the floor price specified by us in the put notice, then the Company reserves the right, but not the obligation, to withdraw that portion of the put amount for each such trading day during the Pricing Period, with only the balance of such put amount above the minimum acceptable price being put to Dutchess. There are put restrictions applied on days between the put notice date and the closing date with respect to that particular put. During such time, the Company is not entitled to deliver another put notice.

There are circumstances under which the Company will not be entitled to put shares to Dutchess, including the following:

•	the Company will not be entitled to put shares to Dutchess unless there is an effective registration statement under the Securities Act to cover the resale of the shares by Dutchess;
•	the Company will not be entitled to put shares to Dutchess unless its common stock continues to be quoted on the OTC Bulletin Board, or becomes listed on a national securities exchange;
•	the Company will not be entitled to put shares to Dutchess to the extent that such shares would cause Dutchess's beneficial ownership to exceed 4.99% of our outstanding shares; and
•	the Company will not be entitled to put shares to Dutchess prior to the closing date of the preceding put.

The Investment Agreement further provides that the Company and Dutchess are each entitled to customary indemnification from the other for any losses or liabilities we or it suffers as a result of any breach by the other of any provisions of the Investment Agreement or our registration rights agreement with Dutchess, or as a result of any lawsuit brought by a third-party arising out of or resulting from the other party's execution, delivery, performance or enforcement of the Investment Agreement or the registration rights agreement.

The Investment Agreement also contains representations and warranties of each of the parties. The assertions embodied in those representations and warranties were made for purposes of the Investment Agreement and are subject to qualifications and limitations agreed to by the parties in connection with negotiating the terms of the Investment Agreement. In addition, certain representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from what a stockholder or investor might view as material, or may have been used for purposes of allocating risk between the respective parties rather than establishing matters as facts.

The Company also entered into a Registration Rights Agreement with Dutchess on May 4, 2010.  Pursuant to the terms of a Registration Rights Agreement, the Company is obligated to file one or more registration statements with the SEC to register the resale by Dutchess of shares of common stock issued or issuable under the Investment Agreement. The Company agreed to file with the SEC an initial registration statement on Form S-1 in order to access the credit line, covering the resale of  the 10,250,000 shares of common stock which is equal to eighteen point seven percent (18.7%) of the Company’s current public float (where "public float" shall be derived by subtracting the number of shares of common stock held by the Company’s officers, directors and "affiliates" (as such term is defined in Rule 144(a)(1) of the 1933 Act) from the total number of shares of our common stock then outstanding).  The Company filed this initial Registration Statement on May 7, 2010.  The Company has agreed that, in the event that this initial registration fails to register all of the shares necessary to fulfill its contractual obligations, it will amend this statement or file new registration statements.  This registration process will continue until such time as all of the dollar amounts available under the credit line, using shares of common stock issuable under the Investment Agreement, have been registered for resale on effective registration statements. In no event will the Company be obligated to register for resale more than $5,000,000 in value of shares of common stock, or 125,000,000 shares (estimated using the last reported sale price of the Company’s common stock on the OTC Bulletin Board on May 4, 2010 of $0.04 per share).

Micro Imaging Technology, Inc. and Subsidiary
(A Development Stage Company)
Notes to the Condensed Consolidated Financial Statements
April 30, 2010 and April 30, 2009
(Unaudited)

In connection with the preparation of the Investment Agreement and the Registration Rights Agreement, the Company issued Dutchess 750,000 shares of common stock as a document preparation fee in the amount of $15,000.  However, in the event that the Company receives any funds from a current private placement or from Dutchess’ purchase of shares prior to the nine month anniversary of the issuance of the 750,000 shares, the Company has the right to redeem those shares for $15,000 in cash.

The Investment Agreement and Registration Rights Agreement was filed as Exhibits 10.20 and 10.21, respectively, to the Company’s Form S-1 as filed with the United States Securities and Exchange Commission on May 7, 2010.

During May and June 2010, the Company received an additional $155,000  in loans from unaffiliated lenders.  Similar to the convertible loans discussed under Note 6 – “Notes Payable,” the Company issued shares of common stock as additional consideration for the loans.  A total of 3,100,000 shares of common stock were issued for these loans.

Subsequent events have been evaluated through June 14, 2010, which is the date these condensed consolidated financial statements were issued.

11,000,000 SHARES

MICRO IMAGING TECHNOLOGY, INC.

COMMON STOCK

PROSPECTUS

Through and including July ____, 2010 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.   Other Expenses of Issuance and Distribution

The following table sets forth expenses in connection with the issuance and distribution of the securities being registered. All amounts shown are estimated, except the SEC registration fee.

SEC registration fee	$24.56
Legal fees and expenses	$10,000.00
Accountants' fees and expenses	$10,000.00
Miscellaneous fees	$10,000.00
Total	$30,024.56

Item 14.   Indemnification of Directors and Officers

Our By-laws, as amended, provide to the fullest extent permitted by California law, our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our By-laws, as amended, is to eliminate our right and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our By-laws, as amended, are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act” or “Securities Act”) may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In May, 2007, the Company entered into indemnification agreements with each of the Officers and Directors of the Corporation individually.

Item 15.   Recent Sales of Unregistered Securities

The following is a summary of transactions by us within the past three years involving sales of our securities that were not registered under the Securities Act. Each offer and sale was exempt from registration under either Section 4(2) of the Securities Act or Rule 506 under Regulation D of the Securities Act because (i) the securities were offered and sold only to accredited investors; (ii) there was no general solicitation or general advertising related to the offerings; (iii) each investor was given the opportunity to ask questions and receive answers concerning the terms of and conditions of the offering and to obtain additional information; (iv) the investors represented that they were acquiring the securities for their own account and for investment; and (v) the securities were issued with restrictive legends.

On December 1, 2008, Michael Brennan converted a total of $128,996 in accrued loans, interest, fees and expenses into 1,250,000 shares of common stock.

Mr. Anthony M. Frank converted $400,000 in principal loans into 8,783,416 shares of common stock on December 15, 2008.

On February 5, 2009, the Company’s Board of Directors authorized the issuance of 12 million shares of common stock and options to purchase 2 million shares of common stock to various officers, directors, employees and consultants to the Company for services rendered.  The fair market value of the shares and options was determined to be $210,458 and was expensed as of the grant date.

On February 5, 2009, Board member and Chief Financial Officer, Victor A. Hollander, converted a total of $19,329 in fees and expenses into 1,257,189 shares of common stock at the rate of $0.015375 per share.

Also on February 5, 2009, a consultant to the Company converted $6,319 in accrued fees and expenses into 420,962 shares of common stock at a fair market value of $0.0154 per share.

On February 17, 2009, we received the third installment of $100,000 from the Company’s majority shareholder on the purchase of convertible debentures commenced in December 2008.  On February 27, 2009, our majority shareholder converted $300,000 in convertible debentures purchased between December 18, 2008 and February 17, 2009 into 31,592,467 shares of common stock.  The conversion price was $0.0096 per share and included $3,370 in interest accrued on the debentures.

On May 1, 2009, the Company issued 175,000 shares of common stock in payment for services rendered by a financial consulting firm in 2008.  The fair market value of the shares was determined to be $9,262, or $0.05 per share.

On May 1, 2009, the Company issued 500,000 shares of common stock to Chief Executive Officer, Michael Brennan, for additional services rendered in efforts to secure financing on behalf of the Company.  The shares were issued under the Company’s 2009 Employee Benefit Plan.  The fair market value was determined to be $0.056 per share, or an aggregate of $28,088 on the issuance.

On May 1, 2009, for consulting services rendered, the Company granted a non-affiliated consultant a three-year warrant to purchase 500,000 shares of common stock at $0.03 per share and recorded a consulting expense of $44,920.

The Company issued 2 million shares of common stock on June 12, 2009 to a consultant for services rendered.  The value of the shares, $233,000, was recorded as a consulting expense.

On July 16, 2009, the Company’s Board of Directors authorized the issuance of 6,100,000 shares of common stock to various officers, directors, employees and consultants to the Company for services rendered.  The fair market value of the shares was determined to be $942,450 and was expensed as of the grant date.

Between December 15, 2008 and February 18, 2009, the Company issued a total of 5,058,474 shares of common stock upon the conversion of $50,000 in principal debentures sold through Divine Capital Markets during fiscal 2008.  The prices on the three conversion transactions ranged from $0.009 to $0.0128 per share.

On September 8, 2009, the Board of Directors approved a September 3, 2009 settlement of a lawsuit brought against the Company in May 2009 by purchasers of the Company’s convertible debentures sold by Divine Capital Markets.  The Company issue 5,889,997 shares of unrestricted common stock, valued at approximately $0.0748 per share, to the debenture holders in full satisfaction of all claims and in full payment of the $410,000 in principal debentures and $33,745 in interest accrued on the debentures through the September 3, 2009 settlement date.  As part of the settlement, the debenture holders waived $123,000 in penalties and $28,860.25 in interest which the Company had recorded under the default terms of the debentures.  Consequently, the Company realized a gain of $151,860 on the settlement.

On October 2, 2009, the Company issued 1,071,429 shares of common stock to an investment consulting firm in connection with an agreement to purchase up to $3 million of the Company shares. The fair market value of the shares on the transaction date was $75,000, or $0.07 per share.

During the twelve months ended October 31, 2009, pursuant to his compensation arrangement, the Company issued 600,000 shares of common stock to Michael W. Brennan, at prices ranging from $0.012 to $0.152 per share.  The aggregate fair market value of the shares was determined to be $39,998.  In August 2009, Mr. Brennan also received a two-year option to purchase 100,000 shares of common stock at $0.30 per share as part of his compensation arrangement, at an expense to the Company in the sum of $14,772.

The Company issued 300,000 shares of common stock to a consultant of the Company, during the fiscal year ended October 31, 2009 in accordance with his compensation arrangement.  The shares were issued at prices ranging from $0.012 to $0.152 per share, with an aggregate fair market value of $19,999.

All of these securities issuances were in private direct transactions, exempt under Section 4(2) of the Securities Act of 1933 or Regulation D promulgated thereunder.

Item 16.  Exhibits and Financial Statement Schedules

The exhibits set forth under the caption “Exhibit Index” below are included in this filing and incorporated by reference.  The financial statement schedules have been omitted because they are not applicable, not required, or the information is included in the consolidated financial statements or notes thereto.

Item 17.  Undertakings

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Clemente, State of California, on July 6, 2010.

MICRO IMAGING TECHNOLOGY, INC.
By:	/s/ Michael W. Brennan
Name:	Michael W. Brennan
Title:	Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Micro Imaging Technology, Inc., do hereby constitute and appoint Michael Brennan and Victor Hollander, and each of them individually, our true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Michael W. Brennan	Chief Executive Officer and Chairman	July 6, 2010
Michael W. Brennan	(Principal Executive Officer)

/s/ Victor A. Hollander	Chief Financial Officer and Director	July 6, 2010
Victor A. Hollander	(Principal Accounting Officer)

/s/ Ralph Emerson	Director	July 6, 2010
Ralph Emerson

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

5.1	Opinion of Legal Counsel, Dieterich & Mazarei
10.20	Investment Agreement between the Company and Dutchess Opportunity Fund II, a Delaware Limited Partnership, dated May 4, 2010*
10.21	Registration Rights Agreement between the Company and Dutchess Opportunity Fund II, a Delaware Limited Partnership, dated May 4, 2010*
23.1	Consent of Dieterich & Mazarei (Legal Counsel) (included in Exhibit 5.1)
23.2	Consent of Auditor

* Filed as exhibits to the Company’s Form S-1 on May 7, 2010